Exhibit 10(lll)




                 HOTEL MANAGEMENT AGREEMENT




                           Among




                FOUR SEASONS HOTELS LIMITED



                            And



                       MANDALAY CORP.



                            And


              CIRCUS CIRCUS ENTERPRISES, INC.




               FOUR SEASONS RESORT, LAS VEGAS




                        TABLE OF CONTENTS
                                                             PAGE

ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . .  3
     1.01      Definitions . . . . . . . . . . . . . . . . . .  3
     1.02      Recitals. . . . . . . . . . . . . . . . . . . .  3
     1.03      Interpretation. . . . . . . . . . . . . . . . .  3
     1.04      Schedules . . . . . . . . . . . . . . . . . . .  5

ARTICLE II - GENERAL REPRESENTATIONS, WARRANTIES AND
               COVENANTS OF THE PARTIES. . . . . . . . . . . .  5
     2.01      General Representations, Warranties and Covenants of
               Owner and Parent . . . . . . . . . . . . . . .   5
     2.02      Representations, Warranties and Covenants of
               Operator .  . . . . . . . . . . . . . . . . . .  7

ARTICLE III - EARLY TERMINATION. . . . . . . . . . . . . . . .  8
     3.01      Termination Prior to Opening Date . . . . . . .  8

ARTICLE IV - OPENING DATE. . . . . . . . . . . . . . . . . . .  9
     4.01      Determination of Opening Date . . . . . . . . .  9
     4.02      Partial Operations Prior to Opening Date. . . . 10

ARTICLE V - OPERATOR'S AND OWNER'S RESPONSIBILITIES. . . . . . 10
     5.01      Operator's Appointment. . . . . . . . . . . . . 10
     5.02      Operator's Responsibilities . . . . . . . . . . 10
     5.03      Limitation on Powers of Operator. . . . . . . . 16
     5.04      Owner's Responsibilities Relating to Hotel. . . 17
     5.05      Owner's Responsibilities Relating to Other Components
               of Project . . . . . . . . . . .. . . . . . . . 17
     5.06      Maintenance and Capital Refurbishing Programs for the
               Hotel.  . . . . . . . . . . . . . . . . . . . . 18
     5.07      Maintenance and the Project Equipment and Systems 18
     5.08      Parking . . . . . . . . . . . . . . . . . . . . 18
     5.09      Dealings with Third Persons . . . . . . . . . . 19

ARTICLE VI - ANNUAL PLAN . . . . . . . . . . . . . . . . . . . 19
     6.01      Annual Plan . . . . . . . . . . . . . . . . . . 19
     6.02      Variations in the Annual Plan . . . . . . . . . 22
     6.03      Emergency Expenditures. . . . . . . . . . . . . 23
     6.04      Owner's Obligation to Fund Capital for
               Furniture, Fixtures and Equipment Replacements. 24

ARTICLE VII - FUNDING, BANKING, ETC. . . . . . . . . . . . . . 24
     7.01      Request for Working Capital . . . . . . . . . . 24
     7.02      Advances by Operator. . . . . . . . . . . . . . 26
     7.03      Bank Accounts . . . . . . . . . . . . . . . . . 26
     7.04      Owner's Right to Funds. . . . . . . . . . . . . 27
     7.05      Pledging of Bank Accounts . . . . . . . . . . . 27
     7.06      Extending Credit. . . . . . . . . . . . . . . . 28

ARTICLE VIII - TERM AND RENEWALS . . . . . . . . . . . . . . . 28
     8.01      Initial Term. . . . . . . . . . . . . . . . . . 28
     8.02      Extension Terms . . . . . . . . . . . . . . . . 28
     8.03      Exercise of Extension Options . . . . . . . . . 30
     8.04      Covenants to Apply. . . . . . . . . . . . . . . 30

ARTICLE IX - SALES, MARKETING, ADVERTISING AND
                 PURCHASING SERVICES AND CHARGES . . . . . . . 31
     9.01      Corporate Sales and Marketing Charges
               and Corporate Advertising Charges       . . . . 31
     9.02      Centralized Reservation Service Charge. . . . . 33
     9.03      Adjustment of Charges . . . . . . . . . . . . . 33
     9.04      Centralized Purchasing. . . . . . . . . . . . . 34
     9.05      Quality of Services . . . . . . . . . . . . . . 36

ARTICLE X - NAME OF HOTEL. . . . . . . . . . . . . . . . . . . 37
     10.01        Name of Hotel. . . . . . . . . . . . . . . . 37

ARTICLE XI - REMUNERATION AND REIMBURSEMENT OF OPERATOR. . . . 37
     11.01        Basic Fee. . . . . . . . . . . . . . . . . . 37
     11.02        Incentive Fee. . . . . . . . . . . . . . . . 37
     11.03        Refurbishing Fee . . . . . . . . . . . . . . 37
     11.04        Reimbursement of Costs and Expenses. . . . . 38
     11.05        Manner of Payment of Fees and Charges, Costs and
                  Expenses . . . . . . . . . . . . . . . . . . 39
     11.06        Payment of Available Cash. . . . . . . . . . 41
     11.07        Financial Statements of Hotel. . . . . . . . 42
     11.08        Operator's Performance Guarantee . . . . . . 43

ARTICLE XII - BOOKS AND RECORDS. . . . . . . . . . . . . . . . 44
     12.01        General. . . . . . . . . . . . . . . . . . . 44
     12.02        Location, Examination and Inspection . . . . 44

ARTICLE XIII - RELATIONSHIP OF OPERATOR AND OWNER. . . . . . . 44
     13.01        Operator to Act as Agent for Owner . . . . . 44
     13.02        Delegation of Authority by Operator. . . . . 45
     13.03        Additional Benefits to Personnel . . . . . . 45

ARTICLE XIV - REPAIRS, REPLACEMENTS, MAINTENANCE AND    IMPROVEMENTS 47
     14.01        Repairs, Replacements and Maintenance. . . . 47
     14.02        Structural Repairs . . . . . . . . . . . . . 48
     14.03        Alterations, Additions and Improvements. . . 49

ARTICLE XV - DAMAGE TO AND DESTRUCTION OF THE HOTEL . . . . . 49
     15.01        Owner's Obligation to Repair . . . . . . . . 49
     15.02        Operator's Reinstatement . . . . . . . . . . 51

ARTICLE XVI - EXPROPRIATION. . . . . . . . . . . . . . . . . . 52
     16.01        Complete Expropriation . . . . . . . . . . . 52
     16.02        Partial Expropriation. . . . . . . . . . . . 52
     16.03        Temporary Expropriation. . . . . . . . . . . 53

ARTICLE XVII - TAXES AND MORTGAGES . . . . . . . . . . . . . . 54
     17.01        Payment of Taxes . . . . . . . . . . . . . . 54
     17.02        Contest. . . . . . . . . . . . . . . . . . . 54

ARTICLE XVIII - INSURANCE. . . . . . . . . . . . . . . . . . . 55
     18.01        Coverage . . . . . . . . . . . . . . . . . . 55
     18.02        Named Insureds . . . . . . . . . . . . . . . 58
     18.03        Policies . . . . . . . . . . . . . . . . . . 59
     18.04        Insurance Companies. . . . . . . . . . . . . 59
     18.05        Certificates of Insurance. . . . . . . . . . 59
     18.06        Blanket Policies . . . . . . . . . . . . . . 60
     18.07        Insurance Appraisals . . . . . . . . . . . . 60

ARTICLE XIX - ASSIGNMENT AND MORTGAGES . . . . . . . . . . . . 61
     19.01        Owner's Right to Assign. . . . . . . . . . . 61
     19.02        Owner's Right to Mortgage. . . . . . . . . . 61
     19.03        Limitation on Owner's Right to Assign and Mortgage 62
     19.04        Operator's Right to Assign . . . . . . . . . 63
     19.05        Operator's Right to Mortgage . . . . . . . . 64
     19.06        Limitation on Operator's Right to Assign . . 64

ARTICLE XX - EVENTS OF DEFAULT AND TERMINATION . . . . . . . . 64
     20.01        General. . . . . . . . . . . . . . . . . . . 64
     20.02        Rights of Non-Defaulting Party . . . . . . . 66
     20.03        Remedying Defaults . . . . . . . . . . . . . 66
     20.04        Bona Fide Dispute. . . . . . . . . . . . . . 66
     20.05        Owner's Right to Terminate . . . . . . . . . 67
     20.06        Operator's Right to Terminate. . . . . . . . 68
     20.07        Cross-Termination. . . . . . . . . . . . . . 69
     20.08        Accounting on Termination. . . . . . . . . . 69
     20.09        Owner to Receive All Books and Records Upon
                  Termination. . . . . . . . . . . . . . . . . 70
     20.10        Claims on Termination. . . . . . . . . . . . 70

ARTICLE XXI - APPROVALS, DISPUTE RESOLUTION AND
     ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . 71
     21.01        Approvals. . . . . . . . . . . . . . . . . . 71
     21.02        Dispute Resolution . . . . . . . . . . . . . 73
     21.03        Legal Proceedings and Arbitration. . . . . . 74

ARTICLE XXII - OPERATOR'S LIABILITY. . . . . . . . . . . . . . 76
     22.01        Standard of Care . . . . . . . . . . . . . . 76
     22.02        Indemnities. . . . . . . . . . . . . . . . . 76

ARTICLE XXIII - ACKNOWLEDGMENTS 77
     23.01        Owner's and Parent's Acknowledgments . . . . 77
     23.02        Operator's Acknowledgments . . . . . . . . . 78

ARTICLE XXIV - GENERAL PROVISIONS. . . . . . . . . . . . . . . 79
     24.01        Entire Agreement . . . . . . . . . . . . . . 79
     24.02        Modification and Changes . . . . . . . . . . 79
     24.03        Partial Invalidity . . . . . . . . . . . . . 79
     24.04        Counterparts . . . . . . . . . . . . . . . . 80
     24.05        Waivers. . . . . . . . . . . . . . . . . . . 80
     24.06        Enurement. . . . . . . . . . . . . . . . . . 80
     24.07        Parent Covenant. . . . . . . . . . . . . . . 80
     24.08        Applicable Law . . . . . . . . . . . . . . . 81
     24.09        Jurisdiction . . . . . . . . . . . . . . . . 81
     24.10        Designation of Agent for Service of Process. 82
     24.11        Notices. . . . . . . . . . . . . . . . . . . 83
     24.12        Radius Restriction . . . . . . . . . . . . . 84
     24.13        Time of Essence. . . . . . . . . . . . . . . 85
     24.14        Estoppel Certificates. . . . . . . . . . . . 85
     24.15        Access to Fitness and Spa Facility . . . . . 85
     24.16        Solicitation of Employees of the Hotel . . . 86
     24.17        Access to Operating Policies and Procedures. 86


SCHEDULE "A"  -    DEFINITIONS
SCHEDULE "B"  -    DESCRIPTION OF LAND
SCHEDULE "C"  -    INSURANCE COVERAGE
SCHEDULE "D"  -    OPERATING POLICIES AND PROCEDURES
SCHEDULE "E"  -    MAP OF LAS VEGAS METROPOLITAN AREA

                 HOTEL MANAGEMENT AGREEMENT


          THIS AGREEMENT is made this 10th day of March, 1998.


A M O N G:

                    FOUR SEASONS HOTELS LIMITED, a
                    corporation incorporated under the laws of the Province of Ontario, Canada, having its principal offices at 1165 Leslie Street, Toronto, Ontario, Canada M3C 2K8,

                    ("Operator"),

                    - and -

                    MANDALAY CORP., a corporation
                    incorporated under the laws of the State of Nevada, United States of America, having its principal offices at 2880 Las Vegas Boulevard South, Las Vegas, Nevada, U.S.A. 89109,

                    ("Owner"),

                    - and -

                    CIRCUS CIRCUS ENTERPRISES, INC., a
                    corporation incorporated under the laws of the State of Nevada, United States of America, having its principal offices at 2880 Las Vegas Boulevard South, Las Vegas, Nevada,
                    U.S.A. 89109,

                    ("Parent").



                          RECITALS


A.   Owner is a direct wholly-owned subsidiary of Parent.

B. Parent and/or its Affiliates (as defined below) are the legal and beneficial owners of certain real property situated in Las Vegas, Nevada (as defined below), more precisely described in Schedule "A" attached hereto (the "Land"), and on or before the Opening Date (as defined below), Owner will be the legal and beneficial owner of the Hotel (as defined below).

C. Parent now proposes to develop upon the Land a hotel and casino resort complex (the "Project") consisting of: (i) a World Class Luxury Hotel (as defined below) containing approximately
     429 guest rooms, together with two restaurants, a bar, an entertainment lobby and lounge, approximately 28,000 square feet of banquet, meeting and other public rooms, a private fitness club, spa and pool area, together with a pool bar and grille, valet parking and other facilities to be developed, constructed, furnished and equipped in accordance with the Hotel Design Brief (as defined below), (ii) an additional first class hotel containing approximately 3,300 guest rooms and other facilities, such World Class Luxury Hotel and additional first class hotel to be situated in the same building, (iii) a casino of approximately 100,000 square feet, (iv) a fitness and spa facility which shall include a large pool area, (v) various restaurants and other food and beverage facilities, (vi) various retail areas and other related facilities, and (vii) parking facilities.

D. Operator has expertise in the various phases of the development, construction, furnishing, equipping, servicing, marketing, operation, management, supervision and direction of World Class Luxury Hotels.

E. Contemporaneously with the execution of this Agreement, Parent has entered into an agreement (the "Hotel Pre-Opening Services Agreement") with Operator, pursuant to which Operator (for certain fees) has agreed to provide to Parent certain services with respect to the development and construction of the Hotel and certain other services with respect to the pre-opening acquisition of Furniture, Fixtures and Equipment (as defined below) and Operating Equipment and Supplies (as defined below).

F. Contemporaneously with the execution of this Agreement, Owner has entered into an agreement (the "Hotel License Agreement") with Operator, pursuant to which Operator (for certain fees and other consideration) has agreed to provide the right and license to use the Trademarks (as defined below) and the Proprietary
     Materials (as defined below) to Owner in connection with the marketing, operation and management of the Hotel.

G. Owner also wishes to obtain the benefit of Operator's expertise in advising and providing services in connection with the furnishing, equipping, servicing, marketing, operation, management, supervision and direction of World Class Luxury Hotels, and Operator (for certain fees) has agreed to provide such advice and services to Owner in connection with the Hotel, upon and subject to the terms and conditions set forth in this Agreement.

                         AGREEMENT

          NOW THEREFORE in consideration of the covenants and agreements set forth in this Agreement, the parties agree that:

                         ARTICLE I
                        DEFINITIONS

1.01      Definitions

          In this Agreement, the terms in Schedule "A" attached hereto shall have the respective meanings indicated therein.

1.02      Recitals

          Operator, Owner and Parent each represents and warrants to the other that the Recitals to this Agreement, insofar as they relate to it, are true and correct.

1.03      Interpretation

          In this Agreement, save and except as otherwise expressly provided:

     (a) all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun;

     (b) the division of this Agreement into Articles and sections and the use of headings is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions;

     (c) when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a business day, the period in question shall end on the next business day;

     (d)  all monetary amounts are expressed in United States
          Dollars. All payments of sums, charges, fees, costs, expenses and other amounts contemplated by this Agreement shall be paid in United States Dollars. If, pursuant to the judgment or order of any court or otherwise, any amount due or payable hereunder in United States Dollars (the "Original Currency") is paid in any other currency (the "Second Currency"), such payment in the Second Currency shall discharge or satisfy the obligation of the party making such payment to pay such amount in the Original Currency only to the extent of the United States Dollar Equivalent of the amount of such payment in the Second Currency. The party making such payment shall, as a separate and independent obligation, which shall not be merged in any such judgment or order or extinguished by any such payment in the Second Currency, pay or cause to be paid such obligation in respect of the Original Currency not so discharged and satisfied in accordance with the foregoing and indemnify the party receiving such payment and hold the party receiving such payment harmless from and against any losses, costs, damages or expenses which the party receiving such payment may sustain or incur as a result of any such amount being paid in the Second
          Currency;

     (e) all references to Article and section numbers refer to Articles and sections of this Agreement, and all references to Schedules refer to the Schedules attached hereto; and

     (f) the words "herein," "hereof," "hereunder," "hereinafter" and "hereto" and words of similar import refer to this Agreement as a whole and not to any particular Article or section hereof.

1.04      Schedules

          The following schedules are attached hereto and are incorporated and deemed to be an integral part of this Agreement:

               Schedule "A" -      Definitions
               Schedule "B" -      Description of the Land
               Schedule "C" -      Insurance Coverage
               Schedule "D" - Operating Policies and Procedures
               Schedule "E" - Map of Las Vegas Metropolitan Area

                         ARTICLE II
          GENERAL REPRESENTATIONS, WARRANTIES AND
                  COVENANTS OF THE PARTIES

2.01      General Representations, Warranties and Covenants of
     Owner and Parent

          Owner and Parent jointly and severally represent, warrant and covenant to Operator that:

     (a) subject to the provisions of Article XIX, Owner has, and throughout the Term will maintain, good and marketable title to its Interest, free and clear of any liens, charges and encumbrances of any nature or kind, save and except for liens, charges and encumbrances in connection with any matters (other than those relating to any financial commitments of Owner or Parent) which could not have a material adverse effect on the operation of the Hotel by Operator and such other matters as may be approved by Operator in writing;

     (b) the Hotel is, and Owner will ensure that, prior to the Opening Date, all activities and conditions at the Hotel will continue to be, in compliance with in all material respects all Applicable Laws, including (without limitation)
          Environmental Laws;

     (c) except to the extent Owner has given notice to Operator in writing, no notice advising of any material defects in the construction, state of repair or state of completion of the Hotel, or ordering or directing that any alteration, repair, improvement or other work be done, or relating to non-compliance with any building permit or Applicable Law, or relating to any threatened or impending condemnation or expropriation has been received by Owner or Parent from any Governmental Authority or mortgagee of the Hotel, which has not been complied with to the satisfaction of such Governmental Authority or mortgagee, as the case may be, as of and from the Opening Date. Owner and Parent shall promptly provide Operator with a copy of any such notice in writing, or full particulars of any such notice not in writing, forthwith upon receipt;

     (d) except to the extent Owner has given notice to Operator in writing, there are no actions, suits or proceedings pending or, to the knowledge of Owner or Parent, threatened at law or in equity or before any Governmental Authority which affect or may affect, as of and from the Opening Date, the Hotel, the Hotel Agreements, or the use of the Fitness and Spa Facility by the guests and patrons of the Hotel. Owner and Parent shall promptly provide Operator with written notice of any such action, suit or proceeding of which Owner may become aware;

     (e) subject to the performance, satisfaction and compliance by Operator of and with all of its obligations under this Agreement and the other Hotel Agreements as and when required, Operator may peaceably and quietly possess, manage and operate the Hotel during the Term, free from interruption or disturbance, it being understood, however, by Operator that Parent and its Affiliates will be developing and constructing other projects on land adjacent to the Hotel to the south.

2.02      Representations, Warranties and Covenants of Operator

          Operator represents, warrants and covenants to Owner that:

     (a) Operator has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

     (b) subject to the performance, satisfaction and compliance by each of Owner and Parent of and with all of its obligations under this Agreement and the other Hotel Agreements as and when required, Operator will ensure that, after the Opening Date, all activities and conditions at the Hotel will be in compliance with in all material respects all Applicable Laws, including (without limitation) Environmental Laws; provided that to the extent that there are insufficient funds in the Hotel Bank Accounts to ensure compliance by Operator with its obligations under this section 2.02(b), Owner shall deposit in the Hotel Bank Accounts the amounts from time to time necessary to ensure such compliance in accordance with section 7.01;

     (c) except to the extent Operator has given notice to Owner in writing, no notice advising of any material defects in the construction, state of repair or state of completion of the Hotel, or ordering or directing that any alteration, repair, improvement or other work be done, or relating to non-compliance with any building permit or Applicable Law, or relating to any threatened or impending condemnation or expropriation has been received by Operator from any Governmental Authority or mortgagee of the Hotel, which has not been complied with to the satisfaction of such Governmental Authority or mortgagee, as the case may be, as of and from the Opening Date. Operator shall promptly provide Owner with a copy of any such notice in writing, or full particulars of any such notice not in writing, forthwith upon receipt; and

     (d) except to the extent Operator has given notice to Owner in writing, there are no actions, suits or proceedings pending or, to the knowledge of Operator, threatened in law or in equity or before any Governmental Authority which affect or may affect, as of from the Opening Date, the Hotel, the Hotel Agreements, or the use of the Fitness and Spa Facility by the guests and patrons of the Hotel. Operator shall promptly provide Owner with written notice of any such action, suit or proceedings of which Operator may become aware.

                        ARTICLE III
                     EARLY TERMINATION

3.01      Termination Prior to Opening Date

          If any or all of the other Hotel Agreements are terminated in accordance with their terms prior to the Opening Date, then this Agreement shall terminate on the date of such termination and Owner, Parent and Operator shall have no future obligations arising out of this Agreement, except as otherwise expressly provided in this Agreement.

                         ARTICLE IV
                        OPENING DATE

4.01      Determination of Opening Date

     (a) The opening date of the Hotel (the "Opening Date") will be the date of the actual opening of the Hotel for guest occupancy. The Opening Date shall be determined by Operator and Owner.

     (b)  A proposed opening date of the Hotel (the "Scheduled
          Opening Date") shall be determined by Operator and Owner. Owner and Operator shall use all reasonable efforts to open the Hotel on the Scheduled Opening Date. If for any reason (other than a Force Majeure Event), the opening of the Hotel by the Scheduled Opening Date should be placed in jeopardy, Owner shall consider implementing, but shall not be obligated to implement, all reasonable measures to assure the opening of the Hotel on the Scheduled
          Opening Date, including (without limitation) authorizing all necessary overtime and shift work, if necessary, which shall be undertaken at Owner's expense.

     (c) Owner's failure to approve the initial Proposed Annual Plan or revisions to the initial Annual Plan submitted by Operator to Owner prior to the Scheduled Opening Date pursuant to section 6.01 shall not justify any delay in the Opening Date.

     (d) The determination of the Opening Date shall not be construed as or operate as any confirmation by Operator or any of its Affiliates of the structural integrity, safety or other similar aspects of the Hotel or of the competence of Owner's architects, engineers, contractors and other consultants or as to the compliance by the Hotel with any Applicable Law.

4.02      Partial Operations Prior to Opening Date

          Operator may conduct partial operations of the Hotel prior to the Opening Date in accordance with the Pre-Opening Plan and Budget for the purpose of staff training and operational and promotional development. Owner and Operator shall co-operate with each other in connection with all promotional activities relating to the opening of the Hotel as contemplated in the Pre-Opening Plan and Budget.

                         ARTICLE V
          OPERATOR'S AND OWNER'S RESPONSIBILITIES

5.01      Operator's Appointment

          Owner engages Operator as the exclusive operator and manager of the Hotel during the Term with exclusive responsibility and full control and discretion in connection with the furnishing, equipping, servicing, marketing, operation, management, supervision and direction of the Hotel and its staff as a World Class Luxury Hotel in accordance with the terms and conditions of this Agreement and as contemplated in the Annual Plan. Owner expressly agrees and undertakes, subject to the terms and conditions of this Agreement, to allow Operator to furnish, equip, service, market, operate, manage, supervise and direct the Hotel and its staff as a World Class Luxury Hotel and as contemplated in the Annual Plan.

5.02      Operator's Responsibilities

          Operator shall, throughout the Term, in a professional, efficient and expeditious manner, do all things and take all necessary action in connection with the furnishing, equipping, servicing, marketing, operation, management, supervision and direction of the Hotel as a World Class Luxury Hotel, all for the account of and on behalf of Owner and subject to and in accordance with the terms and conditions of this Agreement and the Annual Plan. Without limiting the generality of the foregoing and the other provisions of this Agreement, Operator is authorized and directed, as agent of Owner, subject to and in accordance with the terms and conditions of this Agreement and the Annual Plan, to:

     (a) use all reasonable efforts consistent with a World Class Luxury Hotel to maximize patronage and profitability of Hotel facilities in accordance with prudent business and management practices, including (without limitation) the establishment of room rates for the Hotel on a basis consistent with a World Class Luxury Hotel;

     (b) use all reasonable efforts to collect all charges, rents and other amounts due from guests, patrons and Hotel tenants, subtenants, Persons providing services and concessionaires, cause notices to be served upon such guests, patrons, tenants, subtenants, Persons providing services and concessionaires to quit and surrender space occupied or used by them where desirable or necessary, ask for, demand, collect and give receipts for all charges, rents and other amounts which may at any time be due from such guests, patrons, tenants, subtenants, or Persons providing services or concessionaires and, subject to the provisions of section 5.02(h), sue for and institute summary proceedings where desirable or necessary in the name of Operator or Owner, where required, in connection therewith;

     (c) hire, pay, supervise, relocate and discharge all personnel of the Hotel, including (without limitation) the General
          Manager of the Hotel, establish and from time to time modify any appropriate employee benefit plans, pension plans and profit sharing plans, and determine all matters with regard to such personnel, including (without limitation) compensation, bonuses, fringe benefits and replacement, it being agreed by Owner that all such personnel shall be employed by Owner and that all expenses relating to the employment of such personnel shall be borne by Owner (as an Operating Expense), and such personnel shall be employees of Owner. Owner shall have the right to approve the appointment of the General

          Manager and the Controller of the Hotel; provided that all of the decisions relating to the employment of the General Manager and the Controller, including (without limitation) the transfer or dismissal of such personnel shall be made by Operator. Owner shall also have the right to conduct investigative procedures which are customary in the hotel gaming industry in Las Vegas, Nevada in respect of all personnel of the Hotel prior to the hiring thereof in a timely manner; provided that (a) Owner shall not have the right to approve the hiring of any such personnel (other than the General Manager and the Controller of the Hotel), it being understood by Operator that in deciding whether or not to hire any such personnel, Operator shall give regard to the results of such investigative procedures and to the customary standards of Owner relating to the hiring of personnel in connection with its hotel gaming operations, and (b) all of the decisions relating to the employment of such personnel, including (without limitation) the transfer and dismissal of such personnel shall be made by Operator, it being understood by Operator that in deciding whether or not to dismiss any such personnel, Operator shall give regard to the customary standards of Owner relating to the dismissal of personnel in connection with its hotel gaming operations;

     (d) if requested, assist Owner in negotiations with any labour union or other bargaining unit lawfully entitled to represent Hotel personnel or any of them engaged in the operation of the Hotel; provided that any agreement or other accord with any such labour union or other bargaining unit shall be subject to the prior approval of Owner;

     (e) provide for the maintenance and repair of the Hotel in accordance with World Class Luxury Hotel standards;

     (f) arrange for utility, telephone, security protection, elevator, escalator, window-washing, vermin extermination, trash removal and other services necessary for the operation of the Hotel and, subject to the provisions of section 9.04, purchase on the credit of Owner all Operating Equipment and Supplies and Furniture, Fixtures and Equipment and such other services and merchandise as are necessary for proper operation of the Hotel as a World Class Luxury
          Hotel, it being understood by Operator that certain services, such as elevator, escalator and window-washing services, shall be coordinated with similar services to be provided to the other components of the Projects so long as such services are cost effective and do not affect the operation and management of the Hotel as a World Class Luxury
          Hotel;

     (g) purchase on the credit of Owner all Furniture, Fixtures and Equipment pursuant to any approved Capital Refurbishing
          Programs;

     (h) commence or defend any legal action or proceeding concerning the Hotel as is necessary or required in the opinion of Operator and Owner and retain counsel approved by Owner in connection with such action or proceeding; provided that Operator shall not commence or defend any such legal action or proceeding without the prior written approval of Owner;

     (i) enter into contracts in connection with the operation and management of the Hotel, including (without limitation) leases for retail facilities incidental to and customary in World Class Luxury Hotels and grant concessions for services customarily subject to concession in World Class Luxury Hotels; provided that prior to entering into any such contract where (A) the total cost to be incurred, or revenues to be earned, by the Hotel in respect of such contract is in excess of $25,000 in any Fiscal Year (which amount shall be adjusted in any Fiscal Year to reflect any increase in the Consumer Price Index during the preceding Fiscal Year), or (B) the notice period for cancellation of such contract by Owner or Operator is in excess of two years, Operator shall obtain the prior written consent of Owner;

     (j) operate and manage the parking and garage services of the Hotel;

     (k) hire, engage or appoint the attorneys, consultants and other advisors of the Hotel, it being agreed by Owner that all such advisors shall be hired, engaged and appointed at the cost and expense of the Hotel and shall be advisors of Owner; provided that prior to hiring, engaging or appointing any such attorneys, consultants or other advisors of the Hotel who are situated in Las Vegas, Nevada, Operator shall obtain the prior written consent of Owner;

     (l) establish the cash management and banking arrangements for the Hotel;

     (m) establish the Hotel policy regarding its association with any credit card system, which policy shall be in general conformity with the policy established in respect of the other hotels and resorts owned or operated and managed by Operator or any of its Affiliates under the name "Four Seasons";

     (n) cause all such other things to be done in and about the Hotel as shall be necessary to comply with Applicable Laws respecting the use or manner of the Hotel or the operation and management of the Hotel, the non-compliance with which would materially and adversely affect the Hotel; provided, however, that either Owner or Operator shall, in consultation with the other, have the right to contest by legal proceedings the validity of any Applicable Law to the extent and in the manner provided or permitted by Applicable Law until final determination of any such proceeding;

     (o) advise Owner as to the details of plans and specifications, alterations, additions or improvements to the Hotel consistent with a World Class Luxury Hotel;

     (p)  eliminate operational problems;

     (q) train and develop personnel of the Hotel and, in this regard, advise Owner as to the courses made available through Operator or any of its Affiliates and the dates and times on which such courses shall be made available to personnel of the Hotel through Operator or any of its Affiliates;

     (r) assess and maintain the effectiveness of the Hotel's human resources department in meeting its objectives as set by Operator, including (without limitation) the Hotel's personnel director, and the establishment, review and update of the Hotel's human resource polices and procedures;

     (s) advise Owner as to the pay benefit policies and external comparative surveys to ensure maintenance of a sound competitive position for the Hotel;

     (t) advise Owner as to turnover reports for employees of the Hotel and suggestions of remedial actions designed to reduce such turnover;

     (u) deliver to Owner periodic reports of food and beverage results at the Hotel, including (without limitation) the comparison of the same against detailed budget and labour standards;

     (v) establish, review and update food and beverage control and service manuals, rooms division manuals, housekeeping manuals and labour standards manuals;

     (w) assess and maintain the adequacy of the food and beverage controls in the Hotel, the adequacy of Hotel systems and procedures and the degree of compliance with Operator's policies;

     (x) monitor the accounts receivable of the Hotel in accordance with Operator's standards on a monthly basis, and provide follow-up advice in respect thereof with an action plan where aging is unacceptable;

     (y) advise Owner as to the selection, review and update of computer systems (hardware and software) for use in the Hotel;

     (z) advise Owner as to the development, review and update of accounting software for use in the Hotel;

     (aa) develop a guest history package for Hotel guests and the food and beverage point of sales system; and

     (bb) develop new products and changes in operations to improve quality and efficiency standards for the Hotel.

          Any Dispute concerning the performance by Operator of its obligations under this section shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

5.03      Limitation on Powers of Operator

          Notwithstanding the provisions of section 5.02, Operator shall not take any of the following actions without the prior written approval of Owner:

     (a) commence any legal action or proceeding with respect to any contract, lease or concession agreement which Owner has the right to approve in accordance with the provisions of section 5.02(i);

     (b) execute or otherwise enter into any contract, agreement or undertaking to borrow money on behalf of Owner;

     (c) make, execute or deliver on behalf of Owner any assignment for the benefit of creditors, or any guarantee, indemnity, bond or surety bond; or

     (d)  settle any legal action or proceeding concerning the Hotel.

5.04      Owner's Responsibilities Relating to Hotel

          Owner shall cause the Hotel to be:

     (a) operated, managed, supervised, directed, serviced and marketed in accordance with this Agreement and the Hotel License Agreement; and

     (b) developed, constructed, furnished and equipped in accordance with the Hotel Pre-Opening Services
          Agreement,

     and shall fulfil all of its obligations under this Agreement and under the other Hotel Agreements.

          Any Dispute concerning the performance by Owner of its obligations under this section shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

5.05      Owner's Responsibilities Relating to Other Components of
Project

     (a) Owner covenants to cause the other elements and components of the Project to be developed, constructed, furnished, equipped, operated, managed, serviced, marketed, supervised and directed at a standard which is the same as the most upscale casinos and ancillary facilities existing in Las Vegas, Nevada as of June of 1996.

     (b) Owner covenants to maintain all other elements and components of the Project, including (without limitation) maintaining the physical structure of the other elements and components of the Project, at a level of standard and quality which is the same as the standard of its original construction (subject to ordinary wear and tear which shall be repaired in accordance with prudent business practice).

5.06      Maintenance and Capital Refurbishing Programs for the
Hotel

     (a)  Owner covenants to maintain the Hotel as a World Class
          Luxury Hotel.

     (b) Owner agrees to approve any proposed capital refurbishing programs submitted to Owner by Operator from time to time for approval if they are necessary to fulfil the obligation of Owner to maintain the Hotel as a World Class Luxury Hotel. Upon approval by Owner of any such capital refurbishing programs (the "Capital Refurbishing Programs"), Operator shall allow the Capital Refurbishing Programs to be implemented by any Person engaged by Owner, including (without limitation) Owner, Operator or any of their respective Affiliates.

          Any Dispute concerning the performance by Owner of its obligations under this section shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

5.07      Maintenance and the Project Equipment and Systems

          Owner covenants to maintain the Project Equipment and Systems, and Owner shall adopt a continuous maintenance program so as to enable Owner to maintain the Project Equipment and Systems, at a standard normal for a hotel of a standard equivalent to that of the Hotel and sufficient at all times in order to enable Operator to operate and manage the Hotel as a World Class Luxury Hotel.

5.08      Parking

          Owner acknowledges that the parking facilities available to the Hotel are an important element of the operation and management of the Hotel as a World Class Luxury Hotel. Owner shall therefore make available to Operator:

       (i) for valet parking services, 200 parking spaces on an exclusive basis in the underground parking facility for the Project underneath the Hotel; and

      (ii) for general parking services, parking spaces on a non-exclusive basis in the above ground parking facility for the Project behind the Project, and the fees and charges for providing such parking services shall be the same as the fees and charges for providing such parking services to other guests and patrons of the Project.

5.09      Dealings with Third Persons

          Owner hereby acknowledges and agrees that, in fulfilment of its obligations hereunder, Operator may, subject to the terms and conditions of this Agreement, communicate directly with any Person engaged to provide services to the Hotel, including (without limitation) any Affiliates of Operator.

                         ARTICLE VI
                        ANNUAL PLAN

6.01      Annual Plan

     (a) Within 30 days after the execution of this Agreement, Operator shall submit to Owner for its approval the pro forma statements of the Hotel for the initial period of 12 calendar months after the Opening Date. Operator may submit revisions to the pro forma statements to Owner from time to time for Owner's review and approval.
          Operator shall submit to Owner for its approval an annual business plan for the Hotel not later than 60 days prior to the Scheduled Opening Date (other than that portion of the annual business plan of the Hotel consisting of the annual marketing plan for the Hotel which shall be submitted to Owner for its approval 90 days before the Scheduled
          Opening Date), and thereafter at least 45 days before the beginning of each Fiscal Year (the "Proposed Annual Plan", which shall become the approved annual business plan and marketing plan for the Hotel (the "Annual Plan") once the same has been approved or deemed to have been approved in accordance with this Agreement). Operator may submit revisions to the Annual Plan to Owner from time to time for Owner's review and approval.

     (b) Owner shall notify Operator of its approval or its disapproval of the Proposed Annual Plan or revisions to the Annual Plan not later than 30 days after receipt thereof. If no such notice is given by Owner within such 30 day period, then Owner shall be deemed to have approved of the Proposed Annual Plan or revisions to the Annual Plan. Owner shall have the opportunity to meet personnel designated by Operator as appropriate during the 30 day period. If Owner disapproves of all or any portion of the Proposed Annual Plan or revisions to the Annual Plan within such 30 day period, Owner shall furnish Operator at the time of notice of such disapproval with detailed reasons for its objections to the Proposed Annual Plan or revisions to the Annual Plan and Owner and Operator shall attempt to agree in respect of the items to which Owner objects within 30 days after notice of disapproval has been given, and if such agreement is not reached within such 30 day period, then such Dispute shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b); provided that pending the arbitration decision (i) in the case of the initial Proposed Annual Plan or revisions to the initial Annual Plan submitted by Operator to Owner, that initial Proposed Annual Plan and revisions to that initial Annual Plan submitted by Operator shall be deemed to be the approved Annual Plan for the initial Fiscal Year, and (ii) in the case of any subsequent Proposed Annual Plan or revisions to any subsequent
          Annual Plan submitted by Operator to Owner, that Proposed Annual Plan and revisions to that Annual Plan (to the extent they are not the subject of arbitration) and the Annual Plan and revisions to the Annual Plan for the preceding Fiscal Year (to the extent they address the matters subject to arbitration and irrespective of whether it is the Annual Plan and revisions to the Annual Plan submitted by Operator and approved by Owner for the preceding Fiscal Year in accordance with this section 6.01 or the Annual Plan and revisions to the Annual Plan deemed to have been the approved Annual Plan and revisions to the Annual Plan for the preceding Fiscal Year in accordance with this section 6.01) shall be deemed to be the approved Annual Plan for the current Fiscal Year; provided that each applicable item of the Annual Plan and revisions to the Annual Plan for the preceding Fiscal Year shall be increased proportionately to reflect any increase in the Consumer
          Price Index during such preceding Fiscal Year.

     (c)  Each Annual Plan shall include the following:

            (i) a marketing plan, which provides general sales and marketing philosophy and strategy covering both local and national sales, advertising and promotional activities, market analysis, advanced booking information, a marketing segmentation plan, pricing strategy, customer relations policy, credit card policy, complimentary rooms policy and a marketing budget;

           (ii) an annual forecast of operations, including projected occupancy rates and average daily room rates, estimated complimentary or discounted rooms to be awarded by each of Owner and Operator, food, beverage and other sales, including, without limitation, estimated Deemed Complimentary Hotel Charges, departmental expenses, including all staffing and payroll expenses (including, without limitation, expenses relating to employee benefit plans, pension plans and profit sharing plans), advertising expenses and group service charges, general and administrative expenses, Deemed Complimentary Hotel Expenses, anticipated expenses for repairs, renovation and maintenance and capital improvements, including, without limitation, Allocated Maintenance Charges, expenses for utility services, including, without limitation, Allocated Utility Charges, Taxes and insurance;

          (iii) a projected balance sheet, cash flow budget and source and use of funds statement;

           (iv) a capital plan for expenditures on Furniture, Fixtures and Equipment and any other proposed capital improvements; and

            (v) an analysis of or changes to all major operating licences, leases and contracts anticipated to be required during the Fiscal Year in question.

6.02      Variations in the Annual Plan

     (a) Operator shall comply with the Annual Plan relating to each Fiscal Year and shall not (except to the extent permitted pursuant to sections 6.02(c) and 6.03 or within the permitted variances set out in section 6.02(b)) exceed the expenditures set out in the Annual Plan, without the approval of Owner.

     (b) Owner acknowledges that the Annual Plan is a planning tool used to attempt to achieve the objective of operating and maintaining the Hotel in accordance with this Agreement. As such, Owner agrees that Operator shall not be liable for any variance between actual results and the estimate of the projected results for the Fiscal Year set out in the Annual Plan, it being agreed that the Annual Plan cannot be relied upon as an assurance of actual results for such Fiscal Year. Subject to section 6.02(c), Operator shall not, except with the prior written consent of Owner, depart from the Annual Plan other than within a 10% variance per line item, or within a 7% variance in the aggregate of all of the line items, in each case on the summary page of the profit and loss statement for the Hotel in the Annual Plan for such Fiscal Year.

     (c) Owner acknowledges that, notwithstanding Operator's experience and expertise in relation to the operation, management, supervision and direction of World Class
          Luxury Hotels, the projections contained in each Annual
          Plan are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond Operator's control. Owner further acknowledges that certain of the figures set forth in the Annual Plan for a Fiscal Year will be variable in correlation to the occupancy of the Hotel and any such variances shall be deemed to form part of such approved Annual Plan.

6.03      Emergency Expenditures

          Notwithstanding the provisions of section 6.02(a) or any other provisions in this Agreement requiring adherence to the Annual Plan, whenever, by reason of circumstances beyond the control of Operator, emergency or special circumstances warrant expenditures which are in the opinion of Operator required to be made for the lawful or safe operation and management of the Hotel, Operator shall be entitled to make such expenditures notwithstanding that such expenditures are not provided for in the Annual Plan. Operator shall use its reasonable efforts to give Owner advance notice of any expenditures required to be made by Operator pursuant to this section 6.03 and to obtain the approval of Owner prior to making any such expenditures. Whenever the giving of such advance notice or the obtaining of such approval is, however, impracticable, in Operator's opinion, by virtue of the nature of the emergency or special circumstances giving rise to any expenditures required to be made by Operator pursuant this section 6.03, Operator shall be entitled to make such expenditures without having to give such advance notice or having to obtain such approval; provided, however, that Operator shall give Owner notice as soon as practicable after such expenditures are made of the nature of the emergency or special circumstances giving rise to such expenditures, the action taken by Operator to deal with the emergency or special circumstances giving rise to such expenditures and the amount of such expenditures.

6.04      Owner's Obligation to Fund Capital for
          Furniture, Fixtures and Equipment Replacements

     (a) Owner hereby acknowledges and approves in advance the allocation in the Annual Plan for expenditures in connection with the replacement and renewal of Furniture, Fixtures and Equipment of an amount equal to:

            (i)   2% of Gross Receipts during the first Fiscal Year;

           (ii)   3% of Gross Receipts during the second Fiscal Year;

          (iii)   4% of Gross Receipts during the third Fiscal Year;
                  and

           (iv)   5% of Gross Receipts for each Fiscal Year thereafter.

     (b) One twelfth of such amount for each Fiscal Year shall be deposited each month into a separate bank account designated for such expenditures (the "Capital Reserve") in accordance with the Annual Plan. Operator shall be entitled to expend any amounts in the Capital Reserve, including (without limitation) interest accrued thereon , for the purpose of the replacement and renewal of Furniture, Fixtures and Equipment in compliance with the Annual Plan or an approved Capital Refurbishing Program.

                        ARTICLE VII
                   FUNDING, BANKING, ETC.

7.01      Request for Working Capital

     (a) From time to time throughout the Term as and when requested by Operator, Owner shall provide working capital in amounts required for the uninterrupted and efficient operation of the Hotel in accordance with the Annual Plan then applicable and, without limiting the generality of the foregoing, sufficient to fund the cash requirements set out in sections 11.06(a) through (d), inclusive. In this regard, Operator shall request Owner to fund any deficiency in working capital in writing and, at the time, provide Owner with a six-month forecast of sources and uses of funds.
          Owner shall then deposit in the Hotel Bank Accounts the amount of any deficiency in working capital within 10 days following Operator's written request for such funding. Any dispute as to the working capital required for the operation of the Hotel shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

     (b)  To facilitate the funding of working capital contemplated in section 7.01(a), Owner shall at all times maintain a bank account or a line of credit with an insured bank designated by Owner and approved by Operator in an amount equal to the Working Capital Reserve designated in the Annual Plan.
          The bank account or line of credit may be drawn upon freely and directly by Operator acting alone; provided that nothing in this section 7.01(b) shall be construed to limit the ability of Operator to request Owner to advance funds in accordance with section 7.01(a) before the funds in the bank account or line of credit have been fully drawn. The terms of the operation of the bank account or line of credit and any amendments thereto shall be in form and substance approved by Owner and Operator and shall expressly provide that during the Term no instruction by Owner terminating, diminishing or otherwise materially and adversely affecting Operator's right to draw funds shall be effective without the prior written approval of Operator. Operator shall be entitled at any time and from time to time to draw cash from the bank account or under the line of credit in any amount required to operate the Hotel in accordance with the Hotel Agreements or otherwise to perform its obligations under this Agreement. The sole condition precedent to Operator's draw under the line of credit shall be the delivery to the issuer of the line of credit of a certificate signed by those Persons designated by Operator (each of whom shall be appropriately bonded) stating that a specified amount is required for the operating funds of the Hotel in accordance with the Hotel Agreements or for other purposes for which the line of credit was established pursuant to this Agreement. In each Fiscal
          Year, within 60 days following the delivery to Owner of the annual statement of profit and loss of the Hotel for the preceding Fiscal Year, Owner shall replenish the line of credit or fund the bank account to an amount equal to the Working Capital Reserve.

7.02      Advances by Operator

          In no event shall Operator be required to advance any of its own funds for, or incur any liability in connection with, the operation of the Hotel. If, however, Operator requests Owner to advance funds in accordance with section 7.01(a) and Owner fails to do so within the 10 day period contemplated therein, Operator shall have the right to advance funds in connection with the operation and management of the Hotel. In addition, Operator shall have the right to advance funds for the payment of expenditures required to be made by Operator pursuant to section 6.03 or for the payment of sums due to a supplier, service contractor or other creditor in connection with the operation of the Hotel, if (a) Owner has failed to pay such creditor in a timely fashion, and (b) such non-payment may trigger the imposition of any penalty, cost or liability affecting Operator or the Hotel or, in Operator's opinion, may prevent or hinder Hotel operations or may adversely affect or impair the credit status of Operator or the Hotel. Owner shall repay Operator on demand any such advances, together with interest on such advances from the date of such advances at the Interest Rate.

7.03      Bank Accounts

          Bank accounts established and maintained in connection with the operation of the Hotel, including (without limitation) the Capital Reserve and Working Capital Reserve accounts (collectively, the "Hotel
Bank Accounts"), shall at all times be at an insured bank designated by Owner and approved by Operator and maintained under the name of the Hotel. Operator shall designate those Persons (each of whom shall be appropriately bonded) who may draw on such accounts. All funds derived from the operation of the Hotel shall be deposited into the Hotel Bank Accounts and all disbursements in respect of the Hotel shall be made from the Hotel Bank Accounts. Operator shall make available to Owner from time to time when reasonably requested, all records of the Hotel Bank Accounts.

7.04      Owner's Right to Funds

          The funds in the Hotel Bank Accounts shall be the property of Owner and, subject to the rights and obligations of Operator under this Agreement, shall be disbursed only in accordance with the provisions of this Agreement. Operator shall have the right, in its discretion, to invest or cause to be invested any funds that are in the Hotel Bank Accounts in short-term certificates of deposit issued by, or a savings or other interest-bearing account with the bank at which the Hotel Bank Accounts are maintained. Owner shall bear all losses occasioned by any loss of principal or interest resulting from the application of funds as contemplated by this Agreement or the failure or insolvency of the bank or other financial institution in which any Hotel Bank Account is maintained.

7.05      Pledging of Bank Accounts

          Except as additional security for the line of credit contemplated by section 7.01(b) or in connection with a mortgage permitted by section 19.02, Owner shall not pledge or deal with the funds in the Hotel Bank Accounts in any manner that may impede the ability of Operator to pay obligations incurred in or in connection with the operation and management of the Hotel.

7.06      Extending Credit

          In no event shall Operator be required to extend its own credit in connection with the acquisition of Furniture, Fixtures and Equipment or Operating Equipment and Supplies or otherwise for the operation of the Hotel.

                        ARTICLE VIII
                     TERM AND RENEWALS

8.01      Initial Term

          The initial term of this Agreement shall be for a period commencing on the date hereof and terminating at midnight on the last day of the twentieth full Fiscal Year (disregarding the initial Fiscal Year of less than 12 calendar months) after the Opening Date.

8.02      Extension Terms

     (a)  Operator shall have the right to extend the Term:

            (i)   for a first extension term of 20 additional Fiscal
                  Years; and

           (ii) if such first option of extension shall have been exercised, for a second extension term of 20 additional Fiscal Years; and

          (iii) if such second option of extension shall have been exercised, for a third extension term of 20 additional Fiscal Years;

          provided that, subject to section 8.02(b), if the Hotel fails to achieve the Performance Test in five or more Fiscal Years (whether or not consecutive) during the initial term provided for in section 8.01, the first extension term provided for in section 8.02(a)(i) or the second extension term provided for in section 8.02(a)(ii), then the option to extend the Term for the next succeeding extension term shall be exercised only by mutual agreement of Owner and Operator.

     (b) In determining the number of Fiscal Years in which the Hotel fails to achieve the Performance Test for purposes of section 8.02(a), there shall be excluded:

            (i) in respect of the initial term provided for in section 8.01, the lesser of (A) the Fiscal Years prior to the Fiscal Year in which the Hotel achieves the Performance Test for the first time, and (B) the first four Fiscal Years of the Term (disregarding the initial Fiscal Year of less than 12 calendar months); and

           (ii) any Fiscal Year during which any one or more Force Majeure Events occurs or the effects of which are continuing, which Force Majeure Event or Force
                  Majeure Events in their totality, after giving effect to the proceeds received from any applicable business interruption insurance contemplated in section
                  18.01(a), adversely effect Achieved Room Revenue to such an extent so as to cause the Hotel to fail to achieve the Performance Test.

     (c) In addition to the extension terms provided for in section 8.02(a), the Term shall be extended automatically by a period equal to the period between any termination and subsequent reinstatement of this Agreement pursuant to section 15.02.

8.03      Exercise of Extension Options

          Each option to extend exercisable by:

     (a) Operator, in its sole discretion, in accordance with the provisions of section 8.02(a), shall be deemed to have been exercised unless Operator shall have given written notice to Owner of Operator's intention not to exercise the option to extend, which notice shall be given by Operator not later than 12 months prior to the end of the initial term provided for in section 8.01 or any subsequent extension term provided for in section 8.02(a), as the case may be; and

     (b) mutual agreement of Owner and Operator in accordance with the provisions of section 8.02(a), shall be deemed to have been exercised if a written agreement to that effect is executed by Owner and Operator not later than 12 months prior to the initial term provided for in section 8.01 or any subsequent extension term provided for in section 8.02(a), as the case may be.

8.04      Covenants to Apply

          During each extension term provided for in section 8.02(a) and any extension of the Term contemplated in section 8.02(c), this Agreement shall continue in full force and effect in all respects, and all of the terms, covenants, conditions and provisions of this Agreement shall apply, except that there shall be no options to extend beyond those provided for in this Article VIII.

                         ARTICLE IX

             SALES, MARKETING, ADVERTISING AND
              PURCHASING SERVICES AND CHARGES


9.01      Corporate Sales and Marketing Charges
          and Corporate Advertising Charges

     (a) Owner shall pay to Operator the following charges and all related reimbursable expenses:

            (i) for corporate sales and marketing services (including corporate sales offices, supervision of the Hotel's sales and marketing and advertising programs and public relations assistance):

                  (A)    commencing nine months prior to the
                    Scheduled Opening Date, an advance
                    corporate sales and marketing charge (the
                    "Advance Corporate Sales and Marketing
                    Charge") equal to 0.87% of the budgeted
                    Gross Receipts of the Hotel for the initial period of nine calendar months after the Opening Date as set out in the pro forma statements of the Hotel for the initial period of 12 calendar months after the Opening Date to be agreed upon between Owner and Operator for corporate sales and marketing services rendered by Operator prior to the Opening
                    Date;

                  (B)    commencing on the Opening Date, an annual
                    corporate sales and marketing charge (the
                    "Corporate Sales and Marketing Charge")
                    equal to 0.87% of budgeted Gross Receipts as set out in the Annual Plan then applicable for corporate sales and marketing services rendered by Operator after the Opening Date; and

           (ii) for supervision and development (including, without limitation, production) and placement (including, without limitation, purchase of space) of all corporate advertising commencing on the Opening Date, an annual corporate advertising charge (the "Corporate Advertising Charge") equal to 0.6% of budgeted
                  Gross Receipts as set out in the Annual Plan then applicable for corporate advertising services rendered by Operator after the Opening Date.

     (b) The percentages set out in section 9.01(a) for use in determining the Corporate Sales and Marketing Charge and the Corporate Advertising Charge will not be greater than the lowest percentages charged, from time to time, to any other hotels or resorts owned, leased, licensed, franchised or managed by Operator or any Affiliate thereof under the name "Four Seasons" for such services and will not be changed without the express prior written consent of Owner, which consent shall not be unreasonably withheld or delayed and which consent may not be withheld or delayed if Operator has notified all of the owners of hotels owned, leased, licensed, franchised or managed by Operator or any Affiliate thereof under the name of "Four Seasons" of a change in such percentages, and (i) at least two-thirds of such owners entitled to approve such change
          ( excluding ownership entities in which Operator or any Affiliate thereof controls either directly or indirectly the decision-making process in respect of the matters contemplated in this section 9.1(b)) as tabulated by the auditors of Operator, approve such change, and (B) all other owners are required to comply with such approved change. Operator will provide to Owner, at the same time as the Annual Plan is delivered to Owner, an annual corporate sales and marketing plan and an annual corporate advertising plan.

9.02      Centralized Reservation Service Charge

          Commencing on the Opening Date, Owner shall pay to Operator a charge (the "Centralized Reservation Service Charge") relating to centralized reservation services to be provided to the Hotel by Operator. The Centralized Reservation Service Charge is intended to be an amount per month per hotel room in the Hotel equal to the lowest amount per month per hotel room charged, from time to time, to other hotels and resorts owned, leased, licensed, franchised or managed by Operator or any Affiliate thereof under the name "Four Seasons" for centralized reservation services, which amount is currently the United States Dollar Equivalent of C$35.50 and shall be subject to change 30 days after written notice thereof has been given by Operator to Owner.

9.03      Adjustment of Charges

          Operator acknowledges that the intent of the provisions of sections 9.01 and 9.02 is to permit the recovery of Operator's costs of providing corporate sales and marketing services, corporate advertising services and centralized reservation services and it is intended that Operator not realize a profit or loss on such services. Accordingly, at the time of the delivery by Operator of the annual statement of profit and loss for the Hotel pursuant to section 11.07(b), Operator will furnish to Owner an audited statement of income and expense for its corporate sales and marketing, corporate advertising and centralized reservations divisions, indicating the total of such charges received and disbursements made for the previous Fiscal Year in respect of the hotels and resorts owned, leased, licensed, franchised or managed by Operator or any Affiliate thereof under the name "Four Seasons". If the Corporate Sales and Marketing Charge, Corporate Advertising Charge or Centralized Reservation Service Charge paid by Owner for such Fiscal Year exceeds Owner's pro rata share of expenses incurred by Operator in respect of its corporate sales and marketing, corporate advertising and centralized reservation divisions for such Fiscal Year in respect of the hotels and resorts owned, leased, licensed, franchised or managed by Operator or any Affiliate thereof under the name "Four Seasons", Operator shall promptly refund to Owner an amount equal to such excess (the "Service
Charge Excess").  Subject to sections 9.01 and 9.02, if the Corporate
Sales and Marketing Charge, Corporate Advertising Charge or Centralized Reservation Service Charge paid by Owner for such Fiscal Year is less than Owner's pro rata share of expenses incurred by Operator in respect of its corporate sales and marketing, corporate advertising and centralized reservation divisions for such Fiscal Year in respect of the hotels and resorts owned, leased, licensed or managed by Operator or any Affiliate thereof under the name "Four Seasons", Owner shall promptly pay to Operator an amount equal to such deficiency (the
"Service Charge Deficiency").

9.04      Centralized Purchasing

     (a) Commencing on the Opening Date, the Hotel may at the option of Owner, exercised from time to time, participate in a centralized purchasing system whereby items of Furniture, Fixtures and Equipment and Operating Equipment and
          Supplies are purchased from suppliers designated by Operator or from or through any Affiliates of Operator and Owner shall pay to Operator a charge (the "Centralized Purchasing Charge") relating to such centralized purchasing. The Centralized Purchasing Charge received by Operator shall be the same as that generally charged, from time to time, to other hotels and resorts owned, leased, licensed, franchised or managed by Operator or any Affiliate thereof under the name "Four Seasons" for centralized purchasing services, not to exceed 7 1/2% of the total cost of any purchase (including the cost of storage, freight and installation, fees and commissions to third Persons (other than the Centralized Purchasing Charge) and the costs of any contracts awarded and any items purchased, leased or hire-purchased on conditional sale; provided that the total cost of items purchased, leased or hire-purchased on an instalment payment basis shall be capitalized to reflect the actual total cost thereof) and shall be subject to change 30 days after written notice thereof has been given by Operator to Owner; provided that Operator shall not receive the Centralized Purchasing Charge in respect of Furniture, Fixtures and Equipment or Operating Equipment and
          Supplies purchased pursuant to any approved hotel refurbishing plan or capital improvement, including (without limitation) any refurbishing or capital improvement activity contemplated in an Annual Plan or any approved Capital Refurbishing Programs to the extent that Operator has received a Refurbishing Fee based on such purchase.

     (b) Notwithstanding section 9.04(a), commencing on the Opening Date, the Hotel shall participate in the centralized purchasing system with respect to any particular item of Furniture, Fixtures and Equipment or Operating Equipment and Supplies, unless in respect of any such item (other than any items which bear the "Four Seasons" name or logo or any derivative thereof) (A) Owner can purchase such item otherwise than through the centralized purchasing system at a cost to the Hotel which would be less than the cost to the Hotel of purchasing such item through the centralized purchasing system (including, but not limited to, the Centralized Purchasing Charge), (B) the specifications, including (without limitation) quality and availability, of such item purchased otherwise than through the centralized purchasing system would be at least as good as the specifications, including (without limitation) quality and availability, of such item purchased through the centralized purchasing system, and (C) the purchase of such item otherwise than through the centralized purchasing system would not otherwise adversely affect the operation and management of the Hotel as a World Class Luxury Hotel.

     (c) Notwithstanding the provisions of this section 9.04, the cost to the Hotel of any purchase accomplished through the centralized purchasing system (including, without limitation, the Centralized Purchasing Charge), taking into account the quality and payment terms of the items purchased, shall be no greater than the cost at which such items could be obtained by Owner or Operator from Persons who are not Related Persons. If such maximum is exceeded, the excess shall be rebated by Operator promptly upon it becoming aware of such excess; provided such rebate shall not exceed the Centralized Purchasing Charge received by Operator in respect of the item in question. Any Dispute concerning whether or not such maximum is exceeded shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).  Operator shall attempt to purchase all
          items through the centralized purchasing system at the lowest possible cost which Operator can obtain for the Hotel taking advantage of all discounts, rebates and credits available and having regard to the specifications, including (without limitation) quality and availability of such items and that the Hotel be furnished and equipped as a World Class Luxury Hotel.

     (d) Subject to the provisions of section 9.04(c), all purchases accomplished through the centralized purchasing system shall be made by Operator as agent for and at the sole risk of Owner, and Operator makes no representation or warranty with respect to items so purchased and shall not be responsible for defects in any property acquired, but shall enforce third Person warranties regarding such items to the extent permitted by law and at Owner's sole cost and expense.

9.05      Quality of Services

          Notwithstanding any other provision of this Agreement to the contrary, subject to Owner performing all of its obligations under this Agreement and the other Hotel Agreements, the services to be provided by Operator pursuant to the provisions of sections 9.01(a) and 9.02 shall be of a nature, scope and level of standard and quality equivalent to the nature, scope and level of standard and quality of such services rendered by Operator to any other hotel or resort operated and managed by Operator or any Affiliate under the name "Four Seasons" subject to the provisions of this Agreement, including (without limitation) having regard to the fact that the percentages charged to Owner for such services shall not be greater than the lowest percentages charged to any such other hotel or resort for such services.

                         ARTICLE X
                       NAME OF HOTEL

10.01          Name of Hotel

          During the Term, the Hotel shall at all times be known and designated as the "Four Seasons Resort, Las Vegas", together with such other name or names, including (without limitation) the name of the Project, as may be agreed to by Owner and Operator from time to time.

                         ARTICLE XI
         REMUNERATION AND REIMBURSEMENT OF OPERATOR

11.01          Basic Fee

          Owner shall pay to Operator a fee (the "Basic Fee") for services rendered under this Agreement for each Fiscal Year of the Term (and proportionately for any fraction of a Fiscal Year) equal to the sum of: (i) 1.5% of Gross Receipts for such Fiscal Year, and (ii) 6% of Gross Operating Profit for such Fiscal Year.

11.02          Incentive Fee

          Owner shall pay to Operator an additional fee (the
"Incentive Fee") for services rendered under this Agreement for each Fiscal Year of the Term (and proportionately for any fraction of a Fiscal
Year) equal to 15% of Adjusted Net Cash Flow for such Fiscal Year.

11.03          Refurbishing Fee

          Owner may, at Owner's sole discretion, engage Operator to provide construction supervisory services in connection with any approved refurbishing plan or capital improvement, including (without limitation) any refurbishing or capital improvement activity contemplated in an Annual Plan or any Capital Refurbishing Programs and, in consideration of Operator providing such services, Owner shall pay to Operator a fee (the "Refurbishing Fee") to be agreed to by Owner and Operator based on the scope of Operator's involvement in such approved hotel refurbishing plan or capital improvement.

11.04          Reimbursement of Costs and Expenses

          Owner shall reimburse Operator for all costs and expenses reasonably incurred by Operator in the performance of the services in accordance with this Agreement. Owner expressly acknowledges that such services may be for either (a) the exclusive benefit of the Hotel, or
(b) the benefit of the Hotel and one or more other hotels or resorts that are owned or operated and managed by Operator or any of its Affiliates; provided that if such activities are not for the exclusive benefit of the Hotel, only an equitable portion of the costs and expenses associated therewith shall be allocated to the Hotel by Operator. Such costs and expenses may include, but are not limited to, consultants fees and expenses, out-of-pocket expenses incurred in connection with performance of the duties described in this Agreement, travel expenses and food and lodging of Operator's personnel (but shall not include the employment costs of Operator's personnel, save and except as provided for in this section 11.04). Such costs and expenses shall be estimated by Operator in the Annual Plan. Owner shall also reimburse Operator, on the basis of the number of days spent at the Hotel, for:

     (a) the total employment costs of any personnel of Operator or any of its Affiliates who spend time at the Hotel engaged in duties on a temporary basis fulfilling a function that is normally a full-time function of an employee of the Hotel; and

     (b) the total employment costs of any personnel of Operator or any of its Affiliates who spend time at the Hotel devoted to the problems or affairs of the Hotel; provided that, in each case, the time spent at the Hotel is not less than 30 consecutive full working days;

provided that for purposes of sections 11.04(a) and (b), the time spent at the Hotel by such personnel of Operator or any of its Affiliates shall not, in each case, exceed 60 full working days.

11.05          Manner of Payment of Fees and Charges, Costs and
Expenses

     (a) On the last day of each of the nine months commencing immediately preceding the Scheduled Opening Date, Operator shall be paid the Advance Corporate Sales and Marketing Charge.

     (b) Upon receipt by Owner of the statement of profit and loss of the Hotel at the end of each month and otherwise in accordance with section 11.07(a) Operator shall be:

            (i) paid the Corporate Sales and Marketing Charge and Corporate Advertising Charge for the preceding month, calculated on the basis of budgeted Gross Receipts as set out in the Annual Plan then applicable;

           (ii) paid the Basic Fee for the preceding month, calculated on the basis of Gross Receipts for the preceding month and budgeted Gross Operating
                  Profit as set out in the Annual Plan then applicable;

          (iii) paid the Centralized Reservation Service Charge for the preceding month;

           (iv)   paid the Centralized Purchasing Charge and
                  Refurbishing Fee, if any, for the preceding month;
                  and

            (v) reimbursed for all costs and expenses, if any, reimbursable to it pursuant to section 11.04 or for which it may be responsible arising out of anything done within the scope of its responsibilities under this Agreement during the preceding month.

     (c) Upon receipt by Owner of the statement of profit and loss of the Hotel at the end of March, June, September and December in each Fiscal Year and otherwise in accordance with section 11.07(a) Operator shall be paid the Incentive Fee for the preceding three month period, calculated on the basis of the lesser of budgeted Adjusted Net Cash Flow for such three month period as set out in the Annual Plan then applicable and the actual Adjusted Net Cash Flow for such three month period.

     (d) Upon receipt by Owner of (i) the statement of profit and loss of the Hotel at the end of March, June, September and December in each Fiscal Year and otherwise in accordance with section 11.07(a), and (ii) the annual statement of profit and loss of the Hotel from Operator at the end of each Fiscal Year and otherwise in accordance with section 11.07(b), the requisite adjustments to reflect the provisions of this Agreement shall be made between Owner and Operator with respect to the Basic Fee and the Incentive Fee for such quarter or Fiscal Year, as the case may be, concurrently with the delivery of such statement.

     (e) Upon receipt by Owner of the annual statements referred to in section 9.03, the requisite adjustments to reflect the provisions of this Agreement shall be made between Owner and Operator with respect to each of the Corporate Sales and Marketing Charge, Corporate Advertising Charge and Centralized Reservation Service Charge for such Fiscal Year, and Operator shall be paid any Service Charge Deficiency or Owner shall be paid any Service Charge Excess, as the case may be.

     (f) To the extent that there may be insufficient funds in the Hotel Bank Accounts for Operator to make the payments required to be made under this section 11.05 on behalf of Owner, Owner shall pay the amount of any deficit to Operator within 10 days after demand, together with interest on such payments commencing from the expiry of such 10 day period at the Interest Rate.

11.06          Payment of Available Cash

          The following payments shall be made by Operator on behalf of Owner from the Hotel Bank Accounts or from funds made available pursuant to section 7.01 in the following order of priority:

     (a) to the payment of all Operating Expenses (excluding the Basic Fee);

     (b) to the extent not paid in accordance with section 11.06(a), to the repayment to Operator of any sums advanced by it pursuant to sections 7.02 and 15.01 and all costs and expenses, if any, reimbursable to it pursuant to section 11.04 or for which it may be responsible out of anything done within the scope of its responsibilities under this Agreement, together with interest on such advances from the date of such advances at the Interest Rate;

     (c) to fund the Capital Reserve for replacement and renewals of Furniture, Fixtures and Equipment;

     (d) to fund adequate working capital reserves for the Hotel in accordance with the Annual Plan;

     (e) to the payment of the Basic Fee to Operator, the Owner's Priority Payment to Owner and the Owner's Pre-Opening
          Advisory Fee to Owner;

     (f)  to the payment of the Incentive Fee to Operator; and

     (g)  the balance to Owner.

The payments enumerated in this section 11.06 shall be made by Operator (by way of cash, direct debit to Hotel Bank Accounts, cheque, bank draft, wire transfer or other means of payment selected by Operator) on behalf of Owner from time to time as required for the operation of the Hotel or as otherwise set forth in this Agreement.

11.07          Financial Statements of Hotel

     (a) Operator shall deliver to Owner within 15 days after the end of each month a profit and loss statement showing the results of operation of the Hotel for the immediately preceding month and the Fiscal Year to date. Such statements shall be taken from the books of accounts maintained by Operator.

     (b) Within 90 days after the end of each Fiscal Year, Operator shall cause to be prepared and delivered to Owner, a profit and loss statement certified by the Hotel's General Manager and the independent auditors of the Hotel showing the results of operation of the Hotel for such Fiscal Year and a computation of Gross Receipts, Gross Operating Profit and the Fees and Charges. Operator shall have no liability for delays in the preparation and delivery of such statements to Owner provided that Operator has taken all practical steps to facilitate the preparation of such statements on a timely basis. The cost of the audit shall be an Operating Expense. Owner shall engage, at the expense of the Hotel, an independent and reputable firm of Certified Public Accountants designated by Owner and approved by Operator to be the auditors of the Hotel.

     (c) Any Dispute concerning the manner of reporting or record-keeping, including (without limitation), the calculation of Fees and Charges, shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

     (d) Operator shall, at the request of Owner from time to time and upon reasonable prior notice, deliver to Owner a profit and loss statement showing the results of the operation of the Hotel for the twelve month period coinciding with the fiscal year of Owner.

11.08          Operator's Performance Guarantee

     (a) If the Hotel fails to achieve the Performance Test in both the third and fourth Fiscal Years of the Term (disregarding the initial Fiscal Year of less than 12 calendar months), Operator shall pay to Owner concurrently with the delivery to Owner of the annual statement of profit and loss of the Hotel from Operator in accordance with section 11.07(b) at the end of the fourth Fiscal Year of the Term, an amount equal to the lesser of:

            (i)   the portion of the Basic Fee based on Gross
                  Operating Profit payable to Operator for each of such Fiscal Years; and

           (ii)   the GOP Shortfall for each of such Fiscal Years.

     (b) Operator shall not be required to make the payment contemplated in section 11.08(a) if, during either the third or fourth Fiscal Years of the Term (disregarding the initial Fiscal Year of less than 12 calendar months), one or more Force Majeure Events occurs or the effects of which are continuing, which Force Majeure Event or Force Majeure
          Events in their totality, after giving effect to the proceeds received from any applicable business interruption insurance contemplated in section 18.01(a), adversely affect
          Achieved Room Revenue to such an extent so as to cause the Hotel to fail to achieve the Performance Test.

                        ARTICLE XII
                     BOOKS AND RECORDS

12.01          General

          Operator shall, for the account of Owner, keep full and adequate books of account and other records (collectively, the "Accounts") on an accrual basis reflecting the results of operation of the Hotel, all in accordance with Generally Accepted Accounting Principles and Applicable Law, with such exceptions as may be required by the provisions of this Agreement. The Accounts shall be presented in a format consistent with the format used in other hotels or resorts which Operator or any of its Affiliates own or operate and manage.

12.02          Location, Examination and Inspection

          The Accounts shall be kept at the Hotel. The Accounts shall be available to Owner and its representatives at all reasonable times for examination, inspection and transcription; provided that all requests for access to the Accounts and all inquiries resulting from such access shall be made to Operator and such access shall be subject to such restrictions as are necessary so as not to interfere with the operation of the Hotel. The Accounts pertaining to the Hotel shall at all times be the property of Owner, shall not be removed from the Hotel by Operator without Owner's prior consent, which consent may be unreasonably withheld or delayed.

                        ARTICLE XIII
             RELATIONSHIP OF OPERATOR AND OWNER

13.01          Operator to Act as Agent for Owner

          In the performance of its duties as the operator and manager of the Hotel, Operator shall act solely as the agent of Owner. Nothing in this Agreement shall constitute or be construed to be or create a partnership, joint venture or joint employer relationship between Owner and Operator, and the relationship of Operator to Owner shall be that of an independent contractor acting on Owner's behalf. Operator shall not be required to expend any of its own funds or otherwise incur any debts or liabilities to any Person in the performance of its duties as the operator and manager of the Hotel. All debts and liabilities to third Persons required or permitted to be incurred by Operator under this Agreement in the course of its furnishing, equipping, servicing, marketing, operation and management of the Hotel shall be the debts and liabilities of Owner only and Operator shall not be liable for any such obligations by reason of its furnishing, equipping, servicing, marketing, operation and management of the Hotel for Owner. Operator may so inform third Persons with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this section 13.01.

13.02          Delegation of Authority by Operator

          Operator may engage one or more Persons to assist
Operator to perform services in connection with the furnishing, equipping, servicing, marketing, operation and management of the Hotel and each Person engaged by Operator to perform such services, including (without limitation) any of its Affiliates, any agent or employee of Operator or any of its Affiliates or any agent or employee of Owner hired by Operator or any of its Affiliates, shall be acting solely as agent of Owner and not of Operator for such purposes. Notwithstanding that Operator may engage one or more Persons to perform the services contemplated by this section 13.02(a), Operator shall not be released from its responsibilities under this Agreement or any liabilities which may result therefrom nor shall such responsibilities or liabilities be diminished.

13.03          Additional Benefits to Personnel

     (a) Operator, in its discretion but always in accordance with normal practice in other hotels and resorts under management of Operator or any of its Affiliates and in accordance with the Annual Plan, may provide food and lodging for Senior Hotel Personnel and allow them to use the Hotel facilities without charge and may provide other
          Hotel personnel fully or partially discounted rooms, food and beverage and access to other Hotel facilities.
          Furthermore, Operator may, in accordance with normal practice in other hotels and resorts under management of Operator or any of its Affiliates and in accordance with the Annual Plan, allow Senior Hotel Personnel to occupy suitable living quarters inside the Hotel and any costs incurred in providing such suitable living quarters shall be an Operating Expense. In addition, Operator may, in accordance with normal practice in other hotels and resorts under management of Operator or any of its Affiliates and in accordance with the Annual Plan, provide the General
          Manager of the Hotel with suitable living quarters outside the Hotel and any costs incurred in providing such suitable living quarters shall be an Operating Expense. In this regard, Owner acknowledges the current practice in other hotels and resorts under the management of Operator or any of its Affiliates of providing interest-free mortgage loans to senior management of such hotels and resorts, and approves of Operator providing interest-free mortgage loans from the Hotel Bank Accounts to, or otherwise arranging interest-free mortgage loans for, the General Manager of the Hotel to enable him to purchase a suitable home. Such loan shall be used solely for the purchase of a home for occupancy by the General Manager of the Hotel, shall be secured by a valid mortgage or lien against the home, and shall be immediately due and payable at any time the General Manager of the Hotel ceases to hold such position.

     (b) Operator may also, in its discretion but always in accordance with normal practice in other hotels and resorts under management of Operator or any of its Affiliates, permit senior management personnel of Operator or any of its Affiliates the use of all Hotel facilities, including (without limitation) those for the provision of food and beverages, when appropriate in the context of services provided by such senior management personnel to the Hotel, without charge to such senior management personnel or to Operator or to such Affiliate.

     (c) Operator may also, in its discretion but always in accordance with normal practice in other hotels and resorts under management of Operator or any of its Affiliates, permit personnel of Operator or any of its Affiliates and personnel of hotels and resorts under management of Operator or any of its Affiliates the use of all Hotel facilities, including (without limitation) those for the provision of food and beverages, without charge (or with discounted charge) to such personnel or to Operator or to such Affiliate or to the hotels and resorts employing such personnel; provided that rooms in the Hotel shall only be booked on a space available basis.

     (d) Owner acknowledges and agrees that the benefits contemplated in this section 13.03 will be provided in accordance with the current operating policies and procedures of Operator described in Schedule "D", as the same may be amended from time to time. Operator also agrees to provide Owner with notice of any change to the current operating policies and procedures of Operator described in Schedule "D" which could have a material adverse effect on the Hotel.

                        ARTICLE XIV
    REPAIRS, REPLACEMENTS, MAINTENANCE AND IMPROVEMENTS

14.01          Repairs, Replacements and Maintenance

          Operator shall, at the sole cost and expense of Owner, make such expenditures from time to time that are consistent with the Annual Plan for repairs and maintenance, for replacements, renewals and additions to Furniture, Fixtures and Equipment and for minor capital improvements as are necessary to maintain the Hotel in good and safe operating condition and at the standard of a World Class Luxury Hotel (excluding structural repairs and changes to the Hotel and extraordinary repairs to or replacement of Furniture, Fixtures and Equipment as contemplated in section 14.02). If any such repairs, maintenance, replacements, renewals, additions or improvements shall be made necessary by any condition against the occurrence of which Owner has received or is entitled to the benefit of the guarantee or warranty of any supplier of labour or material for the construction of repairs, maintenance, replacements, renewals, additions or improvements to the Hotel or of the Furniture, Fixtures and Equipment installed therein, then Operator shall use its reasonable efforts to invoke such guarantees or warranties in Owner's or Operator's name and Owner will co-operate fully with Operator in the enforcement thereof.

14.02          Structural Repairs

          If structural repairs or changes to the Hotel or extraordinary repairs to or replacement of any Furniture, Fixtures and Equipment shall be required at any time during the Term to maintain the Hotel in good and safe operating condition or by reason of any Applicable Law or by order of any Governmental Authority or because Operator and Owner jointly agree upon the desirability thereof (excluding repairs and maintenance, replacements and renewals and additions to Furniture, Fixtures and Equipment and minor capital improvements as contemplated in section 14.01), then Operator or Owner, at its option, subject to the provisions of this section 14.02, shall make all such repairs, changes or replacements in or to the Hotel. All such repairs, changes or replacements shall be made at Owner's sole cost and expense with as little hindrance to the operation of the Hotel as reasonably possible. Subject to the provisions of section 6.03, Operator shall give Owner advance notice of any such repairs, changes or replacements and obtain the approval of Owner prior to making any such repairs, changes or replacements in or to the Hotel. Whenever the giving of such advance notice or the obtaining of such approval is, however, impracticable, in Operator's opinion, then Operator shall be entitled to make such repairs, changes or replacements without having to give such advance notice or having to obtain such approval; provided, however, that Operator shall give Owner notice as soon as practicable after such repairs, changes or replacements are made of the nature of such repairs, changes or replacements and the reasons therefor. Notwithstanding the foregoing, Owner shall have the right to either contest the need for any such repairs, changes or replacements or postpone compliance therewith, if such contestation or postponement is permitted by Applicable Law, and will not in any way adversely affect the operation of the Hotel or the insurance contemplated by Article XVIII or expose Operator to civil or criminal liability. Operator shall co-operate with Owner as Owner may request and execute any documents or pleadings required for such purpose; provided that (i) Operator is satisfied that the facts set forth in such documents or pleadings are accurate and that such execution and co-operation does not impose any liabilities, obligations or costs and expenses on Operator, and (ii) Owner shall protect Operator from any loss, cost, damage or cost and expense which may result therefrom, such protection to be in form and substance satisfactory to Operator.
The Capital Reserve shall not be utilized for repairs, changes or replacements contemplated in this section 14.02.

14.03          Alterations, Additions and Improvements

          Operator shall, at the sole cost and expense of Owner, make such alterations, additions or improvements from time to time that are consistent with the Annual Plan in or to the Hotel (excluding repairs and maintenance, replacements, renewals and additions to Furniture, Fixtures and Equipment and minor capital improvements as contemplated in section 14.01 and structural repairs and changes to the Hotel and extraordinary repairs to or replacements of Furniture, Fixtures and Equipment as contemplated in section 14.02). The cost of such alterations, additions or improvements shall be charged either directly to current expenses or shall be capitalized on the books of account in accordance with Generally Accepted Accounting Principles applicable to the hotel industry and in accordance with the Uniform System of Accounts.

                         ARTICLE XV
           DAMAGE TO AND DESTRUCTION OF THE HOTEL

15.01          Owner's Obligation to Repair

     (a) Subject to sections 15.01(b) and (c), if the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Term by fire or any other casualty, Owner will with due diligence repair, rebuild or replace the same so that after such repairing, rebuilding or replacing the Hotel shall be substantially the same as prior to such damage or destruction. If Owner fails to undertake such work within 90 days after the fire or other casualty or fails to complete the work diligently, Operator may, at its option, either (i) terminate this Agreement by written notice to Owner, or (ii) pursue any other recourse at law or in equity it may have.

     (b) If the cost of repair, rebuilding or replacement following a casualty is estimated to exceed 50% of the replacement cost of the Hotel, Owner shall have the right (exercisable by written notice given to Operator within 90 days following the date which is the later of the date of occurrence of such casualty and the date of the determination of the estimate) not to repair, rebuild or replace the damage and to terminate this Agreement effective on the last day of the month following the month in which such notice is given; provided that if such damage occurs within the final five years of the then current Term and the cost of repair, rebuilding or replacement exceeds 20% (but is less than 50%) of the replacement cost of the Hotel, Owner shall have the right to elect not to repair, rebuild or replace such damage and to terminate this Agreement by written notice to Operator, unless Operator has a further right to extend the Term pursuant to section 8.02(a), in which case the notice of termination shall not be effective and Owner shall repair, rebuild or replace the Hotel as otherwise required by section 15.01(a).

     (c) If the cost of repairing, rebuilding or replacement not covered by insurance following a casualty is estimated to exceed 20% of the replacement cost of the Hotel, then Owner shall have the option (exercisable by written notice given within 90 days following the date which is the later of the date of occurrence of such casualty and the date of determination of the estimate) not to repair, rebuild or replace and to terminate this Agreement effective on the last day of the month following the month in which such notice is given.

     (d) If Owner, by reason of the occurrence of any one or more Force Majeure Events, shall be unable to undertake the repairs or restoration within the time provided in section 15.01(a), the time during which Owner shall be able to undertake to accomplish the repairs or restoration shall be extended accordingly.

     (e) Operator shall, notwithstanding any delay or interruption resulting from any such damage or destruction, be entitled to receive from any insurance proceeds paid in respect of the business interruption insurance contemplated in section 18.01(a) (i) at any time prior to the end of the first full Fiscal Year (disregarding the initial Fiscal Year of less than 12 calendar months) after the Opening Date, an equitable apportionment of such insurance proceeds based on (A) the Corporate Sales and Marketing Charge and the Corporate Advertising Charge calculated on the basis of budgeted
          Gross Receipts as set out in the Annual Plan then applicable, (B) the Basic Fee calculated on the basis of budgeted Gross Receipts and budgeted Gross Operating
          Profit as set out in the Annual Plan then applicable, (C) the Incentive Fee, calculated on the basis of budgeted Adjusted Net Cash Flow as set out in the Annual Plan then applicable, and (D) the Centralized Reservation Service Charge, or (ii) at any time after the first full Fiscal Year (disregarding the initial Fiscal Year of less than 12 calendar months) after the Opening Date, an equitable apportionment of such insurance proceeds based on the Corporate Sales and Marketing Charge, the Corporate Advertising Charge, the Basic Fee, the Incentive Fee and the Centralized Reservation Service Charge historically earned by Operator.

15.02          Operator's Reinstatement

          If, following a termination of this Agreement by Operator in accordance with section 15.01, at any time during the three year period following such termination Owner, Parent or a Related Person intends to repair, rebuild or replace the Hotel or commences to do so, Owner shall promptly notify Operator in writing of such intention or commencement, and, at Operator's election (exercisable by written notice given to Owner within 60 days of receipt of the written notice by Owner of its intention to repair, rebuild or replace the Hotel, or, if no such Owner's notice is given, Operator's actual knowledge of the commencement) this Agreement shall be reinstated (with only such amendments as are required due to changes in the type, scope or design of the project).

                        ARTICLE XVI
                       EXPROPRIATION

16.01          Complete Expropriation

          If the whole of the Hotel shall be taken or condemned in any expropriation, compulsory acquisition or like proceedings, or if such a portion of the Hotel shall be so taken as to make it imprudent or unreasonable, in Owner's and Operator's opinion, to operate the remaining portion as a hotel of the standard of operation then applicable to the Hotel, then in either event this Agreement shall be deemed to have terminated as of such time as possession of the Hotel or portion of the Hotel is surrendered or its operation is discontinued as a result of such taking or condemnation. Owner shall receive the whole of any award for any complete taking or condemnation and Operator shall not be entitled to make any claim for all or any part of such award; provided, however, that Operator shall be entitled to make a separate and distinct claim against the appropriate Governmental Authority for compensation arising from the loss of its Interest as a result of such taking or condemnation. Any Dispute as to whether the remaining portion of the Hotel can be operated as a hotel of the standard of operation then applicable to the Hotel after any condemnation or expropriation shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

16.02          Partial Expropriation

          If only a part of the Hotel shall be taken or condemned in any expropriation, compulsory acquisition or like proceedings and the taking or condemnation does not make it financially or operationally unreasonable or imprudent, in Owner's and Operator's opinion, to operate the remaining portion as a hotel of the standard of operation then applicable to the Hotel, this Agreement shall not terminate; provided that any award therefor shall be used by Owner to repair any damage to the Hotel or any part of the Hotel, or to alter or modify the Hotel or any part of the Hotel, so as to render the Hotel a complete and satisfactory architectural unit as a World Class Luxury Hotel. The remainder of any award for any partial taking or condemnation shall be retained by Owner; provided that Operator shall be entitled to make a separate and distinct claim against the appropriate Governmental Authority for compensation arising from the loss of its Interest as a result of such taking or condemnation. Any Dispute as to whether the remaining portion of the Hotel can be operated as a hotel of the standard of operation then applicable to the Hotel after any condemnation or expropriation shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

16.03          Temporary Expropriation

          If all or any part of the Hotel shall be taken or condemned in any expropriation, compulsory acquisition or like proceeding for a temporary use, this Agreement shall not terminate and Operator shall, for the duration of any delay or for the period of business interruption resulting from any such taking or condemnation, be entitled to receive from any insurance proceeds paid in respect of the business interruption insurance contemplated in section 18.01(a) (i) at any time prior to the end of the first full Fiscal Year (disregarding the initial Fiscal Year of less than 12 calendar months) after the Opening Date, an equitable apportionment of such insurance proceeds based on (A) the Corporate
Sales and Marketing Charge and the Corporate Advertising Charge, calculated on the basis of budgeted Gross Receipts as set out in the Annual Plan then applicable, (B) the Basic Fee, calculated on the basis of budgeted Gross Receipts and budgeted Gross Operating Profit as set out in the Annual Plan then applicable, (C) the Incentive Fee, calculated on the basis of budgeted Adjusted Net Cash Flow as set out in the Annual
Plan then applicable, and (D) the Centralized Reservation Service Charge, or (ii) at any time after the end of the first full Fiscal Year (disregarding the initial Fiscal Year of less than 12 calendar months) after the Opening Date, an equitable apportionment of such insurance proceeds based on the Corporate Sales and Marketing Charge, the Corporate Advertising
Sale, the Basic Fee, the Incentive Fee and the Centralized Reservation
Service Charge historically earned by Operator. When and if during the Term, the period of temporary use shall terminate, Owner shall make all such restoration, repairs and alterations as shall be necessary to restore the Hotel to a World Class Luxury Hotel.

                        ARTICLE XVII
                    TAXES AND MORTGAGES

17.01          Payment of Taxes

          Subject to section 17.02, all Taxes levied against the Hotel or any component part thereof shall be paid prior to the date the same become due and payable, subject to any right to pay by instalments to the extent permitted by Applicable Law. Should funds available from the Hotel Bank Accounts not be sufficient to enable Operator to pay such obligations to the extent not paid by Owner in timely and complete fashion, Owner shall supply the deficiency in accordance with section 7.01.

17.02          Contest

          Notwithstanding section 17.01, Owner may contest the validity of the amount of any Taxes, without prejudice to Operator's rights under this Agreement; provided that such contest is permitted by Applicable Law and will not in any way adversely affect the operation of the Hotel or expose Operator to civil or criminal liability. The costs and expenses of such contest shall be an Operating Expense. Operator shall co-operate with Owner as Owner may request and execute any documents or pleadings required for such purpose; provided that (a) Operator is satisfied that the facts set forth in such documents or pleadings are accurate and that such execution or co-operation does not impose any obligations or liabilities or costs and expenses on Operator, and (b) Owner shall protect Operator from any loss, cost, damage or cost and expense which may result therefrom, such protection to be in form and substance satisfactory to Operator. To the extent that any Taxes affect Operator or Operator's rights under this Agreement, Operator may, at the expense of Operator, contest the validity of the amount of any Taxes and Owner shall co-operate with Operator as Operator may request and execute any documents or pleadings required for such purpose; provided that (a) Owner is satisfied that the facts set forth in such documents or pleadings are accurate and that such execution or co-operation does not impose any obligations or liabilities or costs and expenses on Owner, and (b) Operator shall protect Owner from any loss, cost, damage or cost and expense which may result therefrom, such protection to be in form and substance satisfactory to Owner.

                       ARTICLE XVIII
                         INSURANCE

18.01          Coverage

     (a)  Owner acknowledges and agrees that during the Term
          Operator will provide and maintain for the Hotel insurance coverage of the kinds and in the amounts carried by Operator or any of its Affiliates at other hotels and resorts insured under blanket policies arranged by Operator or any of its Affiliates. Without limiting the generality of the foregoing, such insurance coverage shall include:

            (i) the policies described in Schedule "C" to this Agreement; and

           (ii) other policies which the Operator or any of its Affiliates shall, from time to time, deem prudent for the operation of a World Class Luxury Hotel,

          and the premiums payable in respect of all such insurance coverage shall be included in the calculation of Operating Expenses. Operator shall provide Owner with an annual report on the extent of all insurance coverage provided and maintained by Operator for the Hotel at the time of renewal of such insurance coverage.

     (b) If Owner wishes any increased amount or additional form of insurance other than those arranged by Operator or any of its Affiliates as described in section 18.01(a), then Owner shall request Operator in writing to arrange such insurance and Operator shall make every reasonable effort to arrange such insurance. If, in the view of Operator's general insurance brokers such insurance would not be obtainable, Operator shall so advise Owner promptly in writing. Owner shall be free thereafter to attempt to arrange such increased amounts or additional forms of insurance, in accordance with the policy requirements set out in sections 18.02 through 18.06, until the next policy renewal. If Owner increases such insurance above the limits or forms that are standard in the industry for properties of comparable location and character, the increased premium shall be excluded for purposes of calculating Operating Expenses and, to the extent cash is not available in the Hotel Bank Accounts to make payments pursuant to section 11.06 as a result of those excess premiums, Owner shall deposit the amount of the deficiency into the Hotel Bank Accounts.

     (c) Owner understands that Operator cannot guarantee availability during the Term of all coverage described in section 18.01(a).  If at any time:

            (i) Operator shall, for any reason, be unable to arrange any or all of the insurance described in section 18.01(a), then Operator shall so notify Owner in writing, and Owner shall be free thereafter to attempt to arrange such insurance, in accordance with the policy requirements set out in sections 18.02 through 18.06, until the next policy renewal;

           (ii) in the view of Operator or any of its Affiliates or their general insurance brokers any coverage is not obtainable exactly as described in Schedule "C", then Operator shall substitute the obtainable coverage which in the opinion of Operator or any of its Affiliates or their general insurance brokers most closely meets the requirements of Schedule "C".
                  Operator shall, however, notify Owner in writing of the nature of and reason for any such discrepancy;
                  and

          (iii) notwithstanding the provisions of section 18.01(a), Owner shall at all times be free to attempt to arrange such insurance in accordance with the policy requirements set out in sections 18.02 through
                  18.06 until the next policy renewal, as long as the cost of such insurance is no greater than the cost of the insurance policies provided by Operator and the coverages and the proposed replacement underwriter's credit rating, creditworthiness, claims processing, service and other relevant considerations are at least equal to or better than those of the insurance policies and underwriters provided by Operator; provided that, prior to attempting to arrange such insurance and, thereafter, if such insurance has been arranged, Owner shall co-operate with Operator in such a manner as Operator may reasonably require in order not to cause any disruption to the insurance coverage arranged by Operator or any of its Affiliates for the other hotels and resorts owned or operated and managed by Operator or any of its Affiliates.

          Owner further understands that, notwithstanding the foregoing obligations, risks may exist from time to time which are not insurable or insured. Operator will make every reasonable effort to ensure that coverage is arranged to the standard of insurance described in Schedule "C" or that obtainable coverage which most closely meets the requirements of Schedule "C" in the opinion of Operator or any of its Affiliates or their general insurance brokers is substituted therefor as described in section 18.01(c)(ii).

     (d) Subject to Article XXII, Operator or any of its Affiliates, in the performance of its obligations under this Article XVIII, shall not be liable to Owner or to any other Person for any and all uninsured liability, loss, claim or damage, and Owner shall indemnify, defend and hold Operator and any of its Affiliates harmless for any and all uninsured liability, loss, claim or damage.

18.02          Named Insureds

          All policies required under, or otherwise contemplated by, this Article XVIII shall:

     (a) name, as insureds, Operator and such other parties as Operator shall require to be named as insureds;

     (b)  name as additional insureds Owner and such additional
          Persons as Owner shall require to be named as additional insureds or loss payees;

     (c) contain a waiver of subrogation provision pursuant to which the insurer(s) waives all expressed and implied rights of subrogation against each of the parties insured and their respective Affiliates; and

     (d) provide that losses shall be payable to the parties insured as their respective interests may appear. With respect to insurance on the Hotel structure, if the mortgagee is an institutional lender and so requires, insurance proceeds may be made payable to the mortgagee or to an insured bank in the country where the Hotel is located, in either instance as trustee for the custody and disposition of the proceeds. Owner shall exercise reasonable commercial efforts to ensure that any mortgage shall contain a provision to the effect that proceeds from the insurance shall be promptly made available by the mortgagee for repair, rebuilding or restoration.

18.03          Policies

          All policies required under, or otherwise contemplated by, this Article XVIII shall include the following provisions:

     (a) such insurance shall be non-contributing with, and shall apply only as primary and not in excess to, any other insurance available to the Persons insured; and

     (b) coverage shall not be cancelled, lapsed or materially reduced, except where the insurer(s) have provided the Persons insured at least 30 days advance written notice thereof.

18.04          Insurance Companies

          Owner and Operator shall use all reasonable efforts to ensure that all insurance shall be taken out by Owner or Operator in respect of the Hotel with insurance companies having (i) a Best Insurance Reports' policyholder rating of not less than "A" and a financial rating of at least IX, (ii) the equivalent thereof by other rating agencies, or (iii) a reputable and secure insurance company in the opinion of J & H Marsh and McLennan, Inc. or such other general insurance broker of Operator or any of its Affiliates approved by Owner.

18.05          Certificates of Insurance

          Whenever insurance coverage is arranged by Operator or by Owner in accordance with this Agreement, whichever party has arranged for such coverage, will direct that up-to-date certificates of such coverage (and full and complete copies of the relevant insurance policies, if requested) and subsequent renewals or replacements thereof will be delivered to:

     (a)  the other party; and

     (b)  any one else reasonably designated by the other party.

18.06          Blanket Policies

     (a) Where insurance is provided by Operator or any of its Affiliates, such insurance may be maintained under insurance policies which cover operations other than the Hotel. In such event, it is acknowledged and agreed by Owner that the purpose of such blanket policies is to provide mutual benefits to Owner, Operator and owners of other hotels and resorts managed by Operator or any of its Affiliates. Operator or any of its Affiliates are hereby authorized to make any amendments, consolidations or changes in either deductibles or the insurer designated to yield net cost reductions to a majority of the participants in any blanket policy.

     (b) Where coverage is provided under such a policy or policies, the insurer shall identify the proportion of the total premium that is applicable to the Hotel, and the reasonable opinion of the insurer with respect to the allocation shall be binding.

     (c) Operator shall be entitled to charge the Hotel's proportionate share of all premiums for business interruption insurance paid by Operator or any of its Affiliates as an Operating Expense of the Hotel.

18.07          Insurance Appraisals

          Within a reasonable time following receipt of Owner's written request (but not more frequently than annually) Operator where practicable shall obtain such insurance appraisals of the replacement value of the Hotel, the Furniture, Fixtures and Equipment or any parts thereof as are specified in such written request. The cost of such appraisals shall be an Operating Expense.

                        ARTICLE XIX
                  ASSIGNMENT AND MORTGAGES

19.01          Owner's Right to Assign

          Subject to the provisions of section 19.03, Owner shall have the right at any time to sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Person on the condition that such Person first enter into an agreement with Operator, in form and substance satisfactory to Operator, agreeing:

     (a) that the Hotel Agreements continue in full force in effect after such sale, assignment, transfer or other disposition; and

     (b) to assume all of the contractual obligations of Owner contained in the Hotel Agreements.

19.02          Owner's Right to Mortgage

          Subject to the provisions of section 19.03, Owner shall have the right at any time to mortgage, hypothecate or otherwise encumber all or any part of its Interest to any Person on the condition that such mortgagee first enter into an agreement with Operator, in form and substance satisfactory to Operator, agreeing:

     (a) to be bound by Owner's covenants and undertakings hereunder for any period during which it is in possession of the Hotel;

     (b) not to exercise any rights that it might otherwise have to in any way limit Operator's rights under this Agreement in respect of the Hotel Bank Accounts;

     (c) that in the event of a foreclosure of its mortgage or lien on the Hotel or this Agreement or of a conveyance in lieu of foreclosure (i) no default under such mortgage or other documents evidencing the lien in favour of such mortgagee, and no proceeding to foreclose the same, and no conveyance in lieu of foreclosure thereof, will disturb Operator's right to operate and manage the Hotel in accordance with the terms of this Agreement or affect any other right of Operator under this Agreement, and (ii) this Agreement shall continue in full force and effect and such mortgagee, its successors and assigns, or any party (the "Foreclosure Purchaser") acquiring the Hotel or any interest or right therein upon foreclosure sale or by deed in lieu thereof, as the case may be, shall be a Qualified Person and shall automatically recognize this Agreement and Operator's rights hereunder for the balance of the Term upon the same terms, covenants and conditions as herein provided, with the same force and effect as though this Agreement were originally made directly between Operator and such mortgagee, or its successors and assigns, or the Foreclosure Purchaser, as the case may be; and

     (d) not to sell, transfer or otherwise dispose of any interest it may have in the Hotel or this Agreement without first causing any transferee thereof to acknowledge and agree to be bound by and become a party to such agreements with Operator.

19.03          Limitation on Owner's Right to Assign and Mortgage

          Notwithstanding the provisions of sections 19.01 and 19.02, Owner shall not without the express prior written consent of Operator, which consent may be unreasonably withheld or delayed, directly or indirectly, by way of transfer of shares, partnership interests or otherwise, sell, assign, transfer or otherwise dispose of, or mortgage, hypothecate or otherwise encumber, any interest, whether legal or beneficial, in all or any part of its Interest to any Person other than a Qualified Person. Any change in control of Owner, whether directly or indirectly and whether by way of transfer of shares, partnership interests or otherwise, to any Person other than a Qualified Person, shall be prohibited unless the express prior written consent of Operator, which consent may be unreasonably withheld or delayed, is obtained; provided that this section 19.03 shall not apply to a change in control of Parent resulting from the change in ownership of, or direction or control over, shares of Parent that are listed and posted for trading on any internationally recognized securities exchange.

19.04          Operator's Right to Assign

          Subject to section 19.06, Operator shall have the right at any time to sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Person, on the condition that:

     (a) the Person to whom the Interest of Operator is to be sold, assigned, transferred or otherwise disposed of shall first enter into an agreement with Owner, in form and substance satisfactory to Owner, agreeing to assume all of the contractual obligations of Operator contained in this Agreement; and

     (b) in the case of a sale, assignment, transfer or other disposition to an Affiliate of Operator, Operator shall first enter into an agreement with Owner, in form and substance satisfactory to Owner, agreeing to be jointly and severally liable with such Affiliate to perform all of the contractual obligations of Operator contained in this Agreement notwithstanding such sale, assignment, transfer or other disposition.

Upon a sale, assignment, transfer or other disposition to a Person other than an Affiliate, Operator shall be released from all of its obligations under this Agreement.

19.05          Operator's Right to Mortgage

          Operator shall have the right at any time to mortgage, hypothecate or otherwise encumber all or any part of its right to any payments to which it is entitled hereunder to a financial institution as security for its obligations to such financial institution.

19.06          Limitation on Operator's Right to Assign

          Operator shall not without the express prior written consent of Owner, which consent may be unreasonably withheld or delayed, directly or indirectly, by way of transfer of shares, partnership interests or otherwise, sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Person other than (i) an Affiliate, (ii) a Person that results from any merger, amalgamation, consolidation or other reorganization of Operator, or (iii) a Person that acquires all or substantially all of the assets of Operator, and operates a luxury hotel management business after any such sale, assignment, transfer or other disposition either on its own or in conjunction with its Affiliates under the name "Four Seasons". This section 19.06 shall not, however, apply to a change in control of Four Seasons Hotels Inc. resulting from the change in ownership of, or direction or control over, shares of Four
Seasons Hotels Inc. that are listed and posted for trading on any internationally recognized securities exchange.

                         ARTICLE XX
             EVENTS OF DEFAULT AND TERMINATION

20.01          General

          Each of the following events shall constitute an event of default by the party in respect of which such event occurs:

     (a) the failure of either Owner or Operator to disburse any amount to the other party provided for herein, or the failure of either Owner or Operator to pay any amounts required to be paid by it hereunder to the other party, for a period of 30 days after the date on which notice of the failure has been given to the defaulting party by the other party;

     (b) the filing of a voluntary assignment in bankruptcy or insolvency or a petition for reorganization under any Applicable Law by Owner or Operator;

     (c) the consent to an involuntary petition in bankruptcy or the failure by Owner or Operator to vacate, within 60 days from the date of entry thereof, any order approving an involuntary petition;

     (d) the making of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner or Operator a bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of a party's assets, if such order, judgment or decree shall continue unstayed and in effect for a period of 120 consecutive days; and

     (e) the failure of either Owner or Operator to fulfil any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of 30 days after written notice of the failure; provided that if upon receipt of any notice the defaulting party promptly and with all due diligence cures the default or, if the default is not susceptible of being cured within the 30 day period and the defaulting party advises the other party in writing of the period which will be required to cure the default and with all due diligence takes and continues action to cure and cures the failure within the period so advised, then no event of default shall be deemed to have occurred unless and until the defaulting party has failed to take or to continue to take action or to complete the cure within the period. Any
          Dispute as to whether a period required to cure a default is a reasonable period shall, if requested by Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

20.02          Rights of Non-Defaulting Party

          Upon the occurrence of any event of default pursuant to
section 20.01 and the applicable grace periods having expired, either Owner or Operator may, without prejudice to any other recourse at law or in equity which it may have, give to the other party notice of its intention to terminate this Agreement after the expiration of a period of 30 days from the date of such notice and, upon the expiration of such period, the term of this Agreement shall expire unless such default has been cured within such 30 day period.

20.03          Remedying Defaults

          Notwithstanding anything to the contrary contained in this Agreement, either Owner or Operator shall be entitled to remedy any default of the other under this Agreement with reasonable notice to the other or without notice in the event of any emergency or apprehended emergency, without prejudice to any rights under this Agreement and the party so remedying such default shall be repaid upon demand by the other for the cost of remedying such default, together with interest on such cost from the date of incurring such cost at the Interest Rate.

20.04          Bona Fide Dispute

          Notwithstanding the provisions of section 20.02, neither
Owner nor Operator shall be entitled to take any of the actions contemplated in section 20.02, save and except for the commencement of any legal proceedings (in which case the provisions of sections 24.09 and 24.10 regarding jurisdiction and service of process shall govern) seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained in this Agreement pending the resolution of a Dispute, if before the expiration of the 30 day notice period referred to in section 20.02, notice of a Dispute has been delivered in accordance with section 21.02(a) with respect to any of the foregoing events of default, and the procedures set forth in sections 21.02(b) and (c) are being pursued in good faith (except that for this purpose under section 21.02(b), the requirement of a 30 day negotiation period under section 21.02(a) shall be inapplicable and the period within which to appoint an expert under section 21.02(b) shall commence on the date of delivery of notice of a Dispute).

20.05          Owner's Right to Terminate

     (a) Subject to the provisions of sections 20.05(b) and 20.05(c) and in addition to any right arising out of section 20.02, Owner shall have the right to terminate this Agreement at any time following the Termination Test Effective Date if, in any two consecutive Fiscal Years (a "Termination Test Period"), the Hotel fails to achieve the Performance Test.

     (b) Notwithstanding the provisions of section 20.05(a), Owner's right to terminate this Agreement in respect of any Termination Test Period shall only be exercised (i) by written notice by Owner to Operator within 90 days of the receipt by Owner of the annual statement of profit and loss for the Hotel from Operator in accordance with the provisions of section 11.07(b) for the immediately preceding Fiscal Year, which notice shall be effective 90 days after such notice is given, and (ii) with respect to the operations of the Hotel in the immediately preceding Termination Test Period.

     (c) Notwithstanding the provisions of section 20.05(a), Owner shall not have the right to terminate this Agreement in respect of any Termination Test Period, if, during either Fiscal Year of such Termination Test Period, one or more
          Force Majeure Events occurs, which Force Majeure Event or Force Majeure Events in their totality, after giving effect to the proceeds received from any applicable business interruption insurance contemplated in section 18.01(a), adversely affect Achieved Room Revenue to such an extent so as to cause the Hotel to fail to achieve the Performance Test.

     (d) In addition to any right arising out of section 20.02 and 20.05(a), Owner shall have the right to terminate this Agreement if:

            (i) Operator is no longer generally recognized in the hotel industry as one of the three leading operators and managers of five-star luxury hotels or resorts (as the term "five-star" is understood in the hotel industry on the date of this Agreement) in the United States; or

           (ii) the number of World Class Luxury Hotels operated and managed by Operator and its Affiliates under the name "Four Seasons" and "Regent" (A) in the United States, Canada, Mexico and the Caribbean, considered as a whole, is less than 10, or
                  (B) worldwide, is less than 20.

          Any Dispute as to whether or not Owner has the right to terminate this Agreement in accordance with this section 20.05 shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

20.06          Operator's Right to Terminate

          In addition to any right arising out of section 20.02, Operator shall have the right to terminate this Agreement if the site preparation for the Hotel has not commenced by January 1, 1998, or if the Opening Date does not occur on or before December 31, 2000, other than by reason of any default by Operator in its obligations under this Agreement or the other Hotel Agreements or due to the occurrence of any one or more Force Majeure Events. Operator's right to terminate this Agreement in accordance with this section 20.06 shall be exercised by written notice by Operator given to Owner within 30 days after the relevant date mentioned above. If the Opening Date does not occur on or before December 31, 2000 for any reason beyond the control of Owner, including (without limitation) the Hotel or any portion thereof being damaged or destroyed, and Operator does not terminate this Agreement in accordance with this section 20.06, Operator shall, for the period beginning on January 1, 2001 and ending on the Opening Date, nevertheless be entitled to receive, from any insurance proceeds paid in respect of the business interruption insurance contemplated in section 18.01(a), an equitable apportionment of such insurance proceeds based on (i) the Advance Corporate Sales and Marketing Charge, (ii) the Corporate Sales and Marketing Charge and the Corporate Advertising
Charge, calculated on the basis of budgeted Gross Receipts as set in the Annual Plan then applicable, (iii) the Basic Fee, calculated on the basis of budgeted Gross Receipts and budgeted Gross Operating Profit as set out in the Annual Plan then applicable, (iv) the Incentive Fee, calculated on the basis of budgeted Adjusted Net Cash Flow as set out in the Annual Plan then applicable, and (v) the Centralized Reservation Service Charge. Any Dispute as to whether or not Operator has the right to terminate this Agreement in accordance with this section 20.06 shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

20.07          Cross-Termination

          If the Hotel License Agreement is terminated after the Opening Date, or if the Hotel Pre-Opening Services Agreement is terminated other than as a result of the expiry of its term through the passage of time, then this Agreement shall automatically terminate as of the date of termination of such other Hotel Agreement, and Owner, Parent and Operator shall have no future obligations arising out of this Agreement, save and except as otherwise expressly provided for in this Agreement.

20.08          Accounting on Termination

          If this Agreement is terminated, Operator shall be entitled
(in addition to any rights or remedies available to it at law or in equity) to all sums, charges and fees which it is entitled to receive under this Agreement payable up to and including the date of termination, together with costs and expenses, if any, reimbursable to it pursuant to section
11.04 or for which it may be responsible arising out of anything done within the scope of its responsibilities under this Agreement to the date of termination. The amount of all of such sums, charges, fees and costs and expenses shall be ascertained for the period ending on the date of such termination and shall be paid to Operator on the later of the date on which such sums, charges, fees and costs and expenses are ascertained and the date which is 20 days after the date of such termination.

20.09          Owner to Receive All Books and Records Upon
Termination

          Upon termination of this Agreement, the Accounts and all other information concerning the operation of the Hotel (whether contained in hard copy or computerized or other electronic form), but specifically excluding any Proprietary Materials and except as specifically contemplated in the Hotel License Agreement, shall be turned over to Owner forthwith so as to ensure the orderly continuance of the operation of the Hotel, but the Accounts relating to the operation of the Hotel during the Term shall thereafter be available to Operator at all reasonable times for inspection, audit, examination and transcription for (i) in the case of any Tax related enquiries, for a period of 7 years from the date of such termination, and (ii) otherwise, for a period of five years from the date of such termination.

20.10          Claims on Termination

          Notwithstanding anything contained in this Agreement, (i) the termination of this Agreement shall not prejudice any cause of action, claim or right of any of Owner, Parent or Operator against either or both of the others accrued or to accrue on account of any default by the other of its obligations under this Agreement or arising as a result of the termination of this Agreement, and any term, covenant, condition or provision of this Agreement referable thereto shall not merge, but shall survive, the termination of this Agreement, and (ii) the dispute resolution procedure set forth in section 21.02 shall no longer apply to any of Owner, Parent or Operator after termination of this Agreement and any of Owner, Parent or Operator shall be entitled to commence legal proceedings seeking any other recourse available to it at law or in equity, including (without limitation) mandatory, declaratory or injunctive relief to define or protect the rights and enforce the obligations contained in this Agreement; provided that such legal proceedings shall not involve issues which have previously been submitted to and settled by arbitration in accordance with this Agreement unless such legal proceedings involve the enforcement of an arbitration decision or award made in respect of such issues.

                        ARTICLE XXI
       APPROVALS, DISPUTE RESOLUTION AND ARBITRATION

21.01          Approvals

          Except as otherwise expressly provided in this Agreement:

     (a) all opinions contemplated by this Agreement must be reasonably formed and the approval of any document, proposed action or other matters in accordance with this Agreement shall not be unreasonably withheld or delayed; provided, however, that in determining the reasonableness of any such withholding or delay, full consideration shall be given to the effect of such denial or refusal on the ability of Operator to operate and manage the Hotel as a World Class Luxury Hotel; and

     (b) the following procedure shall be followed with respect to any matter requiring approval:

            (i) such documents or a written description of the proposed action or other matter requiring approval shall be submitted by the party having responsibility therefor (the "requesting party") to the party having the right of approval, which submission shall be accompanied by a request for approval in accordance with this Agreement;

           (ii) as soon as possible but not later than 30 days after receipt of any proposed Annual Plan or 10 days after the receipt of any other written request for approval (or such longer time period as may be specified for approval with respect to any item in this Agreement) the party having the right of approval shall notify in writing the requesting party of its approval or of its specific objections to the document, proposed action or other matter;

          (iii) failure to respond in writing with specific objections within the maximum time period specified in section 21.01(b)(ii) shall constitute approval of all matters submitted;

           (iv) within 10 days of the receipt of any objections (or such other time period as may be specified in this Agreement), the requesting party shall:

                  (A)    acquiesce to such objections; or

                  (B)    reach an agreement with the party objecting;
                    or

                  (C)    call for a meeting of representatives of Owner
                    and Operator to be convened to consider the matter in dispute (by giving notice to convene such meeting in writing indicating the specific issues in dispute to be resolved by such representatives); and

            (v) as soon as possible, but not later than 10 days after receiving a request to convene a meeting in accordance with section 21.01(b)(iv)(C), representatives of Owner and Operator shall convene to consider the specific issues in dispute and resolve them to the mutual satisfaction of the parties and if unable to resolve the specific issues in dispute, the same shall be resolved in accordance with the procedures provided in section 21.03.

Once any document, proposed action or other matter is approved, no change or amendment thereof may be effected without the prior consent of both parties.

21.02          Dispute Resolution

          Unless otherwise specifically provided for in this Agreement, all disputes, controversies, claims or disagreements arising out of or relating to this Agreement (singularly, a "Dispute", and collectively, "Disputes") shall be resolved in the following manner:

     (a) first, within 10 days after the receipt of notice of a Dispute by one party to the other, the parties shall negotiate in good faith for a period of 30 days in an effort to resolve the Dispute;

     (b) second, if the parties are unable to resolve the Dispute within such 30 day period, they shall retain a mutually acceptable expert to assist them in resolving the Dispute within 10 additional days, failing which they shall each retain an expert on the eleventh day and the two experts thus chosen shall together act as the expert for the purposes of this section 21.02(b). If either party shall fail to appoint an expert as required hereunder, the expert appointed by the other party shall be the sole expert.
          Within 60 days after the experts (or such single expert) have been retained, the experts (or such single expert) shall, on a non-binding basis, advise the parties in writing of their views. The expenses of the experts (or such single expert) shall be borne equally;

     (c) third, if the parties are still unable to resolve the Dispute within such 60 day period, the parties shall resolve the Dispute in accordance with the procedures set forth in section 21.03; and

     (d) fourth, any party to the Dispute shall be entitled to join any Dispute proceeding arising out of this Agreement with any other Dispute proceeding arising out of either this Agreement or any of the other Hotel Agreements.

21.03          Legal Proceedings and Arbitration

     (a) Except as otherwise expressly provided in this Agreement, any Dispute arising out of or relating to this Agreement shall not be resolved by arbitration, but may be resolved by legal proceedings.

     (b) Where it is otherwise expressly provided in this Agreement that a Dispute arising out of or relating to this Agreement shall be resolved by arbitration, the arbitration shall be conducted as follows:

            (i) each party shall be entitled to serve upon the other party written notice of its desire to settle the matter by arbitration, which notice shall specify the name of the individual such party wishes to appoint as the sole arbitrator of the matter, which individual shall be experienced in the hotel and gaming industries.
                  Within 10 days after receipt by the other party of such notice, such other party shall notify the first party of its approval or its disapproval of the proposed arbitrator. If no such notice is given by the other party within such 10 day period, such other party shall be deemed to have approved of the proposed arbitrator. If such other party disapproves of the proposed arbitrator, either party may apply to the courts of the State of Nevada located in Las
                  Vegas, Nevada for the appointment of a single arbitrator who shall be experienced in the hotel and gaming industries ;

           (ii) the decision of the arbitrator shall be made within 30 days of the close of the hearing in respect of the arbitration (or such longer time as may be agreed to, if necessary, which agreement shall not be unreasonably withheld) and the decision of the arbitrator when reduced to writing and signed by the arbitrator shall be final, conclusive and binding upon the parties hereto, and may be enforced in any court having jurisdiction;

          (iii) the arbitration shall be held in Las Vegas, Nevada and, except for those procedures specifically set forth in this section 21.03(b), shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof; and

           (iv) the arbitrator shall determine the proportion of the expenses of such arbitration which each party shall bear; provided, however, that each party shall be responsible for its own legal fees.

Notwithstanding anything contained in this section 21.03(b), (i) any of Owner, Parent or Operator shall be entitled to commence legal proceedings (in which case the provisions of sections 24.09 and 24.10 governing jurisdiction and service of process shall govern) seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained herein pending the settlement of a Dispute in accordance with the procedures set forth in this section 21.03, (ii) commence legal proceedings (in which case the provisions of section 24.09 and 24.10 governing jurisdiction and service of process shall govern) involving the enforcement of an arbitration decision or award or judgment arising out of this Agreement, or (iii) join any arbitration or legal proceeding arising out of this Agreement with any other arbitration or legal proceeding arising out of either this Agreement or any of the other Hotel Agreements.

                        ARTICLE XXII
                    OPERATOR'S LIABILITY

22.01          Standard of Care

          Operator shall not, in the performance of its obligations under this Agreement, be liable to Owner or to any other Person for any act or omission (whether negligent, tortious or otherwise) of Operator or any of its Affiliates or any of their respective directors, officers, employees, consultants, agents or representatives, except only to the extent such liabilities, obligations, claims, costs and expenses arise out of or are caused by the wilful misconduct, gross negligence or bad faith of Operator or any of its Affiliates or any of their respective directors, officers, employees, consultants, agents or representatives.

22.02          Indemnities

     (a)  Each of Owner and Parent hereby indemnifies and holds
          Operator and its Affiliates and any of their respective directors, officers, employees, consultants, agents and representatives (collectively, the "Indemnified Parties") harmless from and against any and all liabilities, fines, suits, claims, obligations, damages, penalties, demands, actions, costs and expenses of any kind or nature (including, without limitation, legal fees) arising out of any action or omission or course of action on the part of an Indemnified
          Party in the performance of its obligations under this Agreement; provided that this indemnity shall not apply to any liabilities, fines, suits, claims, obligations, damages, penalties, demands, actions, costs and expenses resulting from the wilful misconduct, gross negligence or bad faith of the Indemnified Party.

     (b) Operator hereby indemnifies and holds Owner and Parent and any of their respective directors, officers, employees, consultants, agents and representatives harmless from and against any and all liabilities, fines, suits, claims, obligations, damages, penalties, demands, actions, costs and expenses of any kind or nature (including, without limitation, legal fees) arising out of or caused by the wilful misconduct, gross negligence or bad faith of Operator or any of its directors, officers, employees, consultants, agents or representatives.

                       ARTICLE XXIII
                      ACKNOWLEDGMENTS

23.01          Owner's and Parent's Acknowledgments

          Owner and Parent acknowledge that:

     (a)  in entering into this Agreement and except as provided in section 23.02, neither Owner nor Parent has relied on any statement, study, representation or warranty of Operator, any of its Affiliates or any Person actually or apparently engaged by them or on their behalf, express or implied, relating to the Hotel, including (without limitation) any statement, study, representation or warranty relating to the structural integrity, safety or other similar aspects of the Hotel, the competence of the Consultants, the compliance of the Hotel with Applicable Law, any projection or pro forma statements of earnings or profit or loss or statements as to future success of the Hotel which may have been prepared by or on behalf of Operator, any of its Affiliates or any Person actually or apparently engaged by them or on their behalf, and Owner and Parent understand that no guarantee is made or implied by Operator or by any of its Affiliates with respect thereto;

     (b) Operator is relying on the representations, warranties and covenants of Owner and Parent set out in the Hotel
          Agreements in connection with Operator entering into and fulfilling its obligations under this Agreement; and

     (c) Operator would suffer substantial damages, would be irreparably harmed and would not have an adequate remedy at law in the event that this Agreement is wrongfully terminated by Owner. Accordingly, Parent and Owner agree that Operator shall be entitled to seek injunctive relief to prevent a wrongful termination of this Agreement by Owner in addition to any other remedy which Operator may be entitled to at law or in equity or under this Agreement. Owner further agrees to indemnify and hold Operator and its Affiliates and any of their respective officers, directors, employees or agents harmless from and against any loss of any kind or nature arising out of a wrongful termination of this Agreement by Owner.

23.02          Operator's Acknowledgments

     (a) Operator acknowledges that Owner is relying on the representations, warranties and covenants of Operator as set out in the Hotel Agreements in connection with Owner entering into and fulfilling its obligations under this Agreement.

     (b) Owner would suffer substantial damages, would be irreparably harmed and would not have an adequate remedy at law in the event that this Agreement is wrongfully terminated by Operator. Accordingly, Operator agrees that Owner and Parent shall be entitled to seek injunctive relief to prevent a wrongful termination of this Agreement by Operator in addition to any other remedy which Owner and Parent may be entitled to at law or in equity under this Agreement. Operator further agrees to indemnify and hold Owner and Parent and any of their respective officers, directors, employees or agents harmless from and against any loss of any kind or nature arising out of a wrongful termination of this Agreement by Operator.

                        ARTICLE XXIV
                     GENERAL PROVISIONS

24.01          Entire Agreement

          This Agreement and the other Hotel Agreements, together with all schedules attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter contemplated herein and therein and supersedes all oral statements and prior writings with respect to the subject matter contemplated herein and therein. Any other agreements regarding the subject matter contemplated herein or therein, whether written or oral, are terminated.

24.02          Modification and Changes

          This Agreement cannot be changed or modified except by another agreement in writing signed by all the parties or by their respective duly authorized agents and consented to by all the parties to the other Hotel Agreements.

24.03          Partial Invalidity

          In the event that any one or more of the phrases, sentences, clauses, Articles or sections contained in this Agreement shall be declared invalid or unenforceable by order, decree or judgment of any court having jurisdiction, or shall be or become invalid or unenforceable by virtue of any Applicable Law, the remainder of this Agreement shall be construed as if such phrases, sentences, clauses, Articles or sections had not been inserted except when such construction (a) would operate as an undue hardship on either party or (b) would constitute a substantial deviation from the general intent and purposes of the parties as reflected in this Agreement. In the event of either (a) or (b) above, the parties shall use their best efforts to negotiate a mutually satisfactory amendment to this Agreement to circumvent such adverse construction.
If no such amendment has been agreed upon within 60 days after the initial request by any party to negotiate such amendment, such Dispute shall, if requested by Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

24.04          Counterparts

          This Agreement may be executed simultaneously in two counterparts, each of which counterparts shall be deemed an original.
In proving this Agreement it shall not be necessary to produce or account for more than one of the counterparts.

24.05          Waivers

          No failure by a party to insist upon the strict performances of any provision of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such provision. No provision of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every provision of this Agreement shall continue in full force and effect with respect to any other breach then existing or subsequent breach thereof.

24.06          Enurement

          This Agreement shall enure to the benefit of and be binding upon each of the parties and their respective successors and permitted assigns.

24.07          Parent Covenant

          Parent hereby unconditionally guarantees the performance by Owner of all of its obligations under this Agreement and the other Hotel Agreements and undertakes to perform all acts and make all payments required of Owner pursuant to this Agreement and the other Hotel Agreements if Owner should fail to do so. Parent hereby waives any defences that it might otherwise be entitled to assert at law or at equity in respect of this covenant that might arise by virtue of any change of name or status of Owner, or any passage of time or waiver of rights as against Owner given by Operator.

24.08          Applicable Law

          This Agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

24.09          Jurisdiction

          The parties irrevocably:

     (a) submit and consent to the non-exclusive jurisdiction of the courts of the State of Nevada located in Las Vegas, Nevada as regards any suit, action or other legal proceedings arising out of this Agreement;

     (b) waive, and agree not to assert, by way of motion, as a defence or otherwise, in any such suit, action or proceedings, any claim that they are not personally subject to the jurisdiction of the courts of the State of Nevada located in Las Vegas, Nevada, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in such courts; and

     (c) agree not to seek, and hereby waive any review by any court which may be called upon to enforce the judgment of the courts referred to in section 24.09(a), of the merits of any such suit, action or proceeding in the event of failure of any party to defend or appear in any such suit, action or proceeding.

24.10          Designation of Agent for Service of Process

     (a) Operator irrevocably designates the General Manager at the Hotel as its Nevada agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceeding brought in the State of Nevada, and Operator agrees and consents that any such service of process as specified above shall be taken and be deemed to be valid personal service upon Operator and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in the State of Nevada, and Operator waives all claims of error by reason of any such service. Notwithstanding the foregoing, Operator may, by notice to Owner and Parent, change its designation of any agent for service of process. Without in any way limiting the validity of such service of process, Owner and Parent shall promptly mail a copy of such process to Operator at its address set forth in section 24.11.

     (b) Each of Owner and Parent irrevocably designates its General Counsel, at 2880 Las Vegas Boulevard South, Las Vegas, Nevada, U.S.A. 89109 as its Nevada agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceedings brought in the State of Nevada, and each of Owner and Parent agrees and consents that any such service of process as specified above shall be taken and deemed to be valid personal service upon Owner, or Parent, as the case may be, and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirement of such service in the State of Nevada, and each of Owner and Parent waives all claims of error by reason of any such service. Notwithstanding the foregoing, each of Owner and Parent may, by notice to Operator change its designation of any agent for service of process. Without in any way limiting the validity of such service of process, Operator shall promptly mail a copy of such process to Owner and Parent at their respective addresses set forth in section 24.11.

24.11          Notices

          Except as may otherwise be provided in this Agreement, all notices, demands, statements, requests, consents, approvals and other communications (collectively, "Notices") required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing, duly executed by an authorized officer or agent of the party so giving such Notice, and either personally delivered to any duly authorized representative of the party receiving such Notice or sent by facsimile transmission, registered or certified mail, or by courier service, return receipt requested, addressed:

If to Operator, to: Four Seasons Hotels Limited
                    1165 Leslie Street
                    Don Mills, Ontario
                    Canada  M3C 2K8

                    Attn:     General Counsel

                    Facsimile No.: (416) 441-4303


With a copy to:     Goodman Phillips & Vineberg
                    250 Yonge Street
                    Suite 2400
                    Toronto, Ontario
                    Canada M5B 2M6

                    Attn:     Mario Di Fiore

                    Facsimile No.: (416) 979-1234


If to Owner, to:    Mandalay Corp.
                    2880 Las Vegas Boulevard South
                    Las Vegas, Nevada
                    U.S.A.   89109

                    Attn:     President

                    Facsimile No.: (702) 794-3810


If to Parent, to:   Circus Circus Enterprises, Inc.
                    2880 Las Vegas Boulevard South
                    Las Vegas, Nevada
                    U.S.A.   89109

                    Attn:     General Counsel

                    Facsimile No.: (702) 794-3810



All Notices shall be effective for all purposes upon personal delivery thereof or, if sent by facsimile transmission, shall be effective on the date of transmission duly shown on the confirmation slip, or, if sent by mail or air freight or courier service, shall be effective on the date of delivery duly shown on the return receipt. Any party may at any time change the addresses for Notices to such party by providing a Notice in the manner set forth in this section 24.11.

24.12          Radius Restriction

          Neither Operator nor any of its Affiliates shall operate and manage a five-star luxury hotel or resort (as that term is understood in the hotel industry on the date of this Agreement) within a 50 mile radius of the Project; provided that this section 24.12 shall not extend, and shall not be construed to extend, to any hotel or resort operating under the name "Regent" within a fifty mile radius of the Project so long as Operator or any of its Affiliates do not operate or manage any such hotels or resorts.

24.13          Time of Essence

          Time shall be of the essence of each and every term and obligation of this Agreement.

24.14          Estoppel Certificates

          Each party shall, upon at least 10 days' written notice, execute and deliver to any other party, and to any other Person having or about to have a bona fide interest in the Hotel as such other party may designate in writing, a statement certifying that this Agreement is unmodified and in full force and effect, or if not, stating the details of any modification and stating that as modified it is in full force and effect, the date to which payments have been paid and whether or not, to the knowledge of the certifying party, there is any existing default on the part of any other party.

24.15          Access to Fitness and Spa Facility

          Each of Owner and Parent covenants to ensure that all guests and patrons of the Hotel shall have unrestricted access to, and the use of, the Fitness and Spa Facility at any time during the Term so as to maximize patronage of the Hotel, such use and access to be (a) on terms and conditions no less favourable than those applicable to the guests and patrons of any of the other components of the Project, and
(b) at a cost no less favourable than the cost charged to the guests and patrons of any of the other components the Project. Nothing contained in this section 24.15 shall prevent or otherwise restrict Owner from permanently closing the Fitness and Spa Facility at any time; provided that so long as the guests and patrons of any of the other components of the Project are entitled to access to, and the use of, the Fitness and Spa Facility, each of Owner and Parent covenants to ensure that the guests and patrons of the Hotel shall be afforded rights to access to, and the use of, the Fitness and Spa Facility as contemplated by the provisions of this section 24.15.

24.16          Solicitation of Employees of the Hotel

          Neither Operator nor any of its Affiliates shall solicit the employment of any employee of the Hotel after the termination of this Agreement other than the Senior Hotel Personnel.

24.17          Access to Operating Policies and Procedures

          Operator agrees to provide Owner and its representative at all reasonable times throughout the Term access to the operating policies and procedures of Operator applicable to the Hotel for examination by Owner and its representatives; provided that all requests for such access shall be made to Operator and such access shall be subject to such restrictions as are necessary so as not to interfere with the normal operations of Operator.

          IN WITNESS WHEREOF the parties have duly executed this Agreement the day and year first above written.


                              FOUR SEASONS HOTELS LIMITED


                              By: KATHLEEN TAYLOR


                              By: ISADORE SHARP



                              MANDALAY CORP.


                              By: GLENN SCHAEFFER


                              By:



                              CIRCUS CIRCUS ENTERPRISES,
                              INC.


                              By: GLENN SCHAEFFER


                              By:


                       SCHEDULE "A"


                        DEFINITIONS


     (a)  "Accounts" has the meaning set out in section 12.01.

     (b) "Achieved Room Revenue" means, in respect of any hotel for any Fiscal Year, the product obtained by multiplying the Average Daily Occupancy Rate for such hotel for such Fiscal Year by the Average Daily Room Rate for such hotel for such Fiscal Year.

     (c) "Advance Corporate Sales and Marketing Charge" has the meaning set out in section 9.01(a)(i)(A).

     (d) "Adjusted Net Cash Flow" means, in respect of any Fiscal Year, Gross Receipts for such Fiscal Year less the aggregate of the following, without duplication, (i) Operating Expenses for such Fiscal Year, (ii) expenditures from the Capital Reserve for such Fiscal Year, (iii) the Owner's Return for such Fiscal Year.

     (e) "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person.

     (f) "Allocated Maintenance Charges" means, in respect of any Fiscal Year, the costs and expenses incurred by Owner in connection with the general maintenance of the Project Equipment and Systems for such Fiscal Year which are allocated to the Hotel in a manner to be agreed upon by Owner and Operator as part of the approval of the Annual Plan.

     (g) "Allocated Utility Charges" means, in respect of any Fiscal Year, the utility charges incurred in respect of the Project Equipment and Systems for such Fiscal Year which are allocated to the Hotel in a manner to be agreed upon by Owner and Operator as part of the approval of the Annual Plan.

     (h)  "Annual Plan" has the meaning set out in section 6.01(a).

     (i) "Applicable Law" means all laws, statutes, regulations, codes, by-laws, ordinances, treaties, orders, judgments, decrees, directives, rules, guidelines, orders, policies and other requirements of any Governmental Authority having jurisdiction, whether or not having the force of law.

     (j) "Average Daily Occupancy Rate" means, in respect of any hotel for any Fiscal Year, the quotient obtained by dividing the Rooms Occupied for such hotel for such Fiscal Year by the Rooms Available for such hotel for such Fiscal Year.

     (k) "Average Daily Room Rate" means, in respect of any hotel for any Fiscal Year, the quotient obtained by dividing the Net Rooms Revenue for such hotel for such Fiscal Year by the Rooms Occupied for such hotel for such Fiscal Year.

     (l)  "Basic Fee" has the meaning set out in section 11.01.

     (m) "business day" means any day of the year on which banks are not required or authorized to close in Toronto, Ontario, Canada, New York, New York, United States of America and Las Vegas, Nevada, United States of America.

     (n) "Comparable Hotel" means a hotel whether existing on the date hereof or developed during the Term (i) located in Las Vegas, Nevada, and (ii) having at least 350 guest rooms.

     (o) "Canadian Dollars" or "C $" means the lawful currency of Canada.

     (p)  "Capital Refurbishing Programs" has the meaning set out in section 5.06(b).

     (q)  "Capital Reserve" has the meaning set out in
          section 6.04(b).

     (r) "Centralized Purchasing Charge" has the meaning set out in section 9.04.

     (s) "Centralized Reservation Service Charge" has the meaning set out in section 9.02.

     (t) "Consumer Price Index" means the consumer price index for All Urban Consumers - Los Angeles - Anaheim -
          Riverside (1982 - 84 = 100) published by the Bureau of
          Labor Statistics of the United States Department of Labor or, if that consumer price index is no longer published, the index published by the former publisher of that consumer price index in substitution for that consumer price index or, in the absence of any such substituted index, any replacement index designated by Operator, acting reasonably. If a substitution or replacement of the Consumer Price Index is required, Operator will make the necessary conversions. If the base year for the Consumer Price Index (or any substituted or replacement index of the Consumer Price Index) is changed, Operator will make the necessary conversions.

     (u) "control" means direct or indirect (i) ownership of a majority of voting shares or other interests in a Person, or
          (ii) in the absence of such majority ownership, the effective control over the decision-making process of a Person.

     (v)  "Corporate Advertising Charge" has the meaning set out in section 9.01(a)(ii)(B).

     (w) "Corporate Sales and Marketing Charge" has the meaning set out in section 9.01(a)(i)(B).

     (x) "Deemed Comparable Hotel Charges" means, in respect of any Comparable Hotel, all amounts deemed to be charged to guests of such Comparable Hotel for complimentary rooms, food, beverage and other sales and services determined on the same basis as determined for the Hotel.

     (y) "Deemed Complimentary Hotel Charges" means all amounts deemed to be charged to guests of the Hotel designated by Owner or Operator for complimentary rooms, food, beverage and other sales and services in a manner to be agreed to by Owner and Operator as part of the approval of the Annual Plan; provided that Deemed Complimentary
          Hotel Charges shall not include any amounts in respect of the use of complimentary rooms, food, beverage or other sales and services as contemplated in section 13.03.

     (z) "Deemed Complimentary Hotel Expenses" means all costs and expenses deemed to be incurred by the Hotel in connection with providing complimentary rooms, food, beverage and other sales and services to guests of the Hotel designated by Owner or Operator in a manner agreed to by Owner and Operator as part of the approval of the Annual Plan.

     (aa) "Dispute" has the meaning set out in section 21.02.

     (bb) "Environmental Law" means all Applicable Laws concerning discharges to air, surface or subsurface soil, water or groundwater and concerning the refining, generating, handling, storing, treating, transferring, releasing, producing, processing, transporting or disposing of any Waste Materials.

     (cc) "Fees and Charges" means, collectively, the Basic Fee, the Incentive Fee, the Refurbishing Fee, the Advance Corporate Sales and Marketing Charge, the Corporate Sales and Marketing Charge, the Corporate Advertising Charge, the Centralized Reservation Service Charge, the Centralized Purchasing Charge and the Service Charge Deficiency.

     (dd) "Fiscal Year" means the calendar year for all purposes, except that the first Fiscal Year shall be the period commencing on the Opening Date and ending on December 31 of the same year.

     (ee) "Fitness and Spa Facility" means the applicable portion of the Land and the fitness and spa facility constructed thereon, which shall include a large pool area, to be constructed on such portion of the Land.

     (ff) "Force Majeure Event" means any act of God, war, riot, labour unrest, shortage of critical supplies, damage or destruction to the Hotel or any other similar cause beyond the control of Operator or Owner, as the case may be.

     (gg) "Furniture, Fixtures and Equipment" means all furniture, furnishings, fixtures and equipment required for the operation of a World Class Luxury Hotel, including (without limitation) lobby furniture, carpeting, draperies, paintings, bedspreads, television sets, office furniture and equipment such as safes, cash registers and accounting, computer, duplicating and communication equipment, telephone equipment, guest room furniture, specialized hotel equipment such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, pool and fitness club facilities, bars and cocktail lounges and decorative lighting, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purposes. Furniture, Fixtures and Equipment shall exclude, however, (i) Hotel systems and facilities (including, without limitation, safety, heating, lighting, plumbing, sanitation, air conditioning, ventilation, laundry and dry cleaning and kitchen systems and facilities, elevators and escalators), and (ii) Operating Equipment and Supplies.

     (hh) "Generally Accepted Accounting Principles" means those accounting principles applicable to the hotel industry which are recognized as being generally accepted in the United States of America from time to time as set forth in the publications of the American Institute of Certified Public Accountants.

     (ii) "GOP Margin" means, in respect of any Fiscal Year, the ratio of the total amount of Gross Operating Profit for such Fiscal Year to the total amount of Gross Receipts for such Fiscal Year, expressed as a percentage.

     (jj) "GOP Shortfall" means an amount computed in accordance with the following formula:

               A  x   [ B  x  [ (C - D)  +  (E - F) ] ],

          where: (i) A is the average GOP Margin for the third and fourth Fiscal Years of the Term (disregarding the initial Fiscal Year of less than 12 calendar months); (ii) B is the aggregate number of Rooms Available in respect of the Hotel for the third and fourth Fiscal Years (disregarding the initial Fiscal Year of less than 12 calendar months); (iii) C and E is the Achieved Room Revenue of the third ranking Comparable Hotel for the third and fourth Fiscal Years, respectively (disregarding the initial Fiscal Year of less than 12 calendar months) ranked in terms of Achieved Room
          Revenue; and (iv) D and F is the Achieved Room Revenue of the Hotel for the third and fourth Fiscal Years, respectively (disregarding the initial Fiscal Year of less than 12 calendar months).

     (kk) "Governmental Authority" means any government, whether federal, provincial, state, county, municipal, local or other, any ministry, department, agency, whether administrative or regulatory, or other body relating thereto and any board of fire underwriters or any other body which may exercise similar functions.

     (ll) "Gross Operating Profit" means, in respect of any Fiscal Year, Gross Receipts for such Fiscal Year less the aggregate of the following, without duplication, (i) Operating Expenses for such Fiscal Year (other than real and personal property Taxes, insurance premiums, Fees and Charges (other than the Corporate Advertising Charge, the Corporate Sales and Marketing Charge and the Centralized Reservation Service Charge), and (ii) actual bad debts and an allowance for doubtful accounts in such Fiscal Year; provided, however, that any recovered bad debts and accounts receivable taken into account in the calculation of allowances for doubtful accounts (but only to the extent previously so provided) shall be included in Gross Receipts in the Fiscal Year in which they are recovered.

     (mm) "Gross Receipts" means all receipts, revenues, income (including, without limitation, service charges) and proceeds of sales of every kind earned directly or indirectly from the operation of the Hotel, the private fitness club and pool area of the Hotel and rentals of all kinds received from tenants, sub-tenants, licensees and occupants of commercial and retail space located in the Hotel and off-site food and beverage sales provided by the Hotel calculated on an accrual basis (whether in cash or on credit), including (without limitation) the proceeds of insurance received by Owner or Operator with respect to or in lieu of use and occupancy or business interruption insurance, security and other deposits not refunded, any amount recovered in any legal action or proceedings or settlement thereof (less all costs and expenses incurred in recovering such amount) which arose out of the operation of the Hotel, fees paid by members of the private fitness club of the Hotel (including, without limitation, fees relating to initiation, annual renewals and transfer of memberships), receipts representing accounts receivable treated as actual bad debts or taken into account in the calculation of allowances for doubtful accounts in the calculation of Gross Operating Profit in any prior accounting period pursuant to section 1.01(al), telephone and parking charges to guests and patrons and Deemed Complimentary Hotel Charges.
          Gross Receipts shall exclude, however, (i) gratuities collected by Operator on behalf of Persons rendering services to guests and patrons of the Hotel to the extent such gratuities are paid over to such Persons, (ii) Taxes collectible as a direct tax from guests or patrons of the Hotel or from tenants, sub-tenants, licensees or occupants of commercial or retail space located in the Hotel or with respect to the business conducted in the Hotel to the extent such Taxes are paid over to taxing authorities,
          (iii) condemnation or expropriation awards, insurance proceeds (other than use and occupancy or business interruption insurance) and similar extraordinary capital receipts (other than the portion of such awards or receipts representing compensation for loss of Gross Receipts),
          (iv) recoveries in legal actions for tortious conduct (other than the portion of such awards or receipts representing compensation for loss of Gross Receipts) or awards for punitive damages, and (v) receipts from vending and coin operated machines to the extent such receipts are paid over to Persons owning or providing such machines.

     (nn) "Hotel" means the applicable portion of the Land and the World Class Luxury Hotel to be constructed by Owner on such portion of the Land as part of the Project as provided for in the Hotel Pre-Opening and Technical Services
          Agreement, which shall include approximately 429 guest rooms, together with two restaurants, a bar, an entertainment lobby and lounge, approximately 28,000 square feet of banquet, meeting and other public rooms, a private fitness, spa and pool area, together with a pool bar and grille, and all other facilities, all as contemplated by the Hotel Design Brief.

     (oo) "Hotel Agreements" means, collectively, this Agreement, the Hotel Pre-Opening Services Agreement and the Hotel
          License Agreement.

     (pp) "Hotel Bank Accounts" has the meaning set out in
          section 7.03.

     (qq) "Hotel Design Brief" has the meaning set out in the Hotel Pre-Opening Services Agreement.

     (rr) "Hotel License Agreement" has the meaning set out in Recital F.

     (ss) "Hotel Pre-Opening Services Agreement" has the meaning set out in Recital E.

     (tt) "Incentive Fee" has the meaning set out in section 11.02.

     (uu) "Interest" means (i) in respect of Owner, the right, title and interest of Owner in and to the Hotel and the Hotel
          Agreements, and (ii) in respect of Operator, the right, title and interest of Operator in and to (A) the business of Operator of operating and managing the Hotel, and (B) the Hotel Agreements.

     (vv) "Interest Rate" means the annual rate of interest equal to the lesser of (i) the variable rate then currently charged by Citibank, N.A. (New York) to its customers of varying degrees of creditworthiness for United States Dollar commercial loans made by it in the United States plus four percent per annum, or (ii) the maximum legal rate permitted by Applicable Law.

     (ww) "Land" has the meaning set out in Recital B.

     (xx) "Las Vegas, Nevada" means the Las Vegas metropolitan area as shown outlined in red on the map attached hereto as Schedule "E".

     (yy) "Net Rooms Revenue" means, in respect of any hotel for any Fiscal Year, Gross Receipts, including, without limitation, Deemed Complimentary Hotel Charges in respect of the Rooms Occupied for such hotel for such Fiscal Year; provided that when calculating the Net Rooms Revenue for any Comparable Hotel for any Fiscal Year, Deemed Comparable Hotel Charges for such Comparable Hotel for such Fiscal Year shall be included in Gross Receipts.

     (zz) "Opening Date" means the date on which the Hotel is first opened to the public for guest room occupancy as set out in section 4.01(a).

     (aaa) "Operating Equipment and Supplies" means all chinaware, glassware, linens, silverware, tools, kitchen utensils, uniforms, engineering and housekeeping tools and utensils, food and beverage items, fuel, soap, light bulbs, mechanical stores, cleaning supplies and materials, matches, stationery, paper supplies, laundry supplies, food service preparation utensils, housekeeping supplies, accounting supplies and other immediately consumable items used in the operation of a World Class Luxury Hotel.

     (bbb) "Operating Expenses" means all operating expenses of the Hotel determined in accordance with Generally Accepted Accounting Principles applicable to the hotel industry and with the Uniform System of Accounts, including (without limitation) (i) real property Taxes, provided that any assessments or re-assessments are directly allocable to the Hotel and are amortized over the longest amortization period permitted by Applicable Law, and personal property Taxes, (ii) insurance premiums, (iii) employee remuneration, bonuses, profit sharing, retirement and severance costs, health insurance, labour union dues and funding and other similar benefits, (iv) the aggregate of the Fees and Charges (other than the Incentive Fee and the Advance Corporate
          Sales and Marketing Charge), (v) the cost of any audit, (vi) Deemed Complimentary Hotel Expenses, (vii) Allocated Maintenance Charges, and (viii) Allocated Utility Charges. Operating Expenses shall exclude, however, (vi) depreciation, (vii) interest on funds borrowed by Owner (whether from partners of Owner or otherwise),
          (viii) expenditures for repairs caused by reason of construction, design or structural defects in the Hotel,
          (ix) capital expenditures (including, without limitation, any expenditures from the Capital Reserve), (x) losses that fall within the deductible amount on any insurance policies,
          (xi) amortization and other non-cash charges, (xii) payments on any ground lease, (xiii) payments on capital leases or instalment sales contracts for Furniture, Fixtures and Equipment or Hotel building equipment and systems,
          (xiv) payments of the collected gratuities, Taxes and receipts described in sections 1.01(am)(i), (ii) and (v),
          (xv) discounts and allowances extended to guests and patrons of the Hotel (excluding discounts and allowances relating to Deemed Complimentary Hotel Charges),
          (xvi) expenses (such as Taxes and expenses for utilities) to the extent reimbursable by tenants, subtenants, licensees and occupants of commercial and retail space located in the Hotel, (xvii) any Service Charge Excess paid to Owner, (xviii) payments (such as cash advances or payments to an outside cleaner) to the extent reimbursable by guests and patrons of the Hotel, and (xix) Owner's Pre-Opening
          Advisory Fee.

     (ccc) "Owner's Pre-Opening Advisory Fee" means the fee payable to Owner in the amount of $700,000 for pre-opening advisory services provided by Owner to the Hotel, as such amount shall be reduced by the payments made to Owner in accordance with section 11.06(e).

     (ddd) "Owner's Priority Payment" means, in respect of any Fiscal Year, an amount equal to the Basic Fee payable to Operator for such Fiscal Year.

     (eee) "Owner's Return" means, in respect of any Fiscal Year, an amount equal to 8% of Total Hotel Costs, less the Owner's Priority Payment payable to Owner for such Fiscal Year.

     (fff) "Performance Test" means, in respect of any Fiscal Year, the ability of the Hotel to achieve a level of Achieved Room Revenue during such Fiscal Year sufficient to cause the Hotel to be ranked as one of the top three Comparable
          Hotels for such Fiscal Year ranked in terms of Achieved
          Room Revenue.

     (ggg) "Person" means any individual, partnership, corporation, Governmental Authority, trust, trustee, unincorporated organization and the heirs, executors, administrators or other legal representatives of any individual.

     (hhh) "Pre-Opening Plan and Budget" has the meaning set out in the Hotel Pre-Opening Services Agreement.

     (iii)     "Project" has the meaning set out in Recital C.

     (jjj) "Project Equipment and Systems" means the equipment and systems of the Project shared by the Hotel and any of the other components of the Project.

     (kkk)     "Proposed Annual Plan" has the meaning set out in section
          6.01(a).

     (lll) "Proprietary Materials" has the meaning set out in the Hotel License Agreement.

     (mmm)     "Qualified Person" means a Person that, in respect of
               the operation of five star or luxury hotels, (i) has adequate financial capacity to perform the obligations of Owner under the Hotel Agreements, (ii) is not of ill repute, and (iii) is not a Person whose prior activities, criminal record, if any, reputation, habits and associations would cause a prudent business Person not to associate with such Person in a commercial
               venture.   Any Dispute as to whether or not a Person is
               a Qualified Person shall, if requested by either Owner or Operator, be resolved by arbitration in accordance with the provisions of section 21.03(b).

     (nnn)     "Refurbishing Fee" has the meaning set out in
          section 11.03.

     (ooo) "Related Person" means, with respect to any Person, (i) an Affiliate of such first Person, (ii) any Person connected by blood relationship, marriage or adoption to such first
          Person, (iii) any director, officer or employee of such first Person, or (iv) any Affiliate of any Person described in this section 1.01(bo).

     (ppp) "Rooms Available" means, in respect of any hotel for any Fiscal Year, the aggregate number of guest rooms available for occupancy during such Fiscal Year in such hotel.

     (qqq) "Rooms Occupied" means, in respect of any hotel for any Fiscal Year, the aggregate number of rooms occupied during such Fiscal Year by guests of such hotel, including, without limitation, guests in respect of which Deemed
          Complimentary Hotel Charges or Deemed Comparable Hotel
          Charges are applicable.

     (rrr)     "Scheduled Opening Date" has the meaning set out in
          section 4.01(b).

     (sss) "Senior Hotel Personnel" means the Hotel's General Manager, Controller, Executive Assistant Manager, Director of Marketing, Director of Human Resources, Rooms Division Manager, Food and Beverage Director and Chief Engineer.

     (ttt)     "Service Charge Deficiency" has the meaning set out in
          section 9.03.

     (uuu)     "Service Charge Excess" has the meaning set out in
          section 9.03.

     (vvv) "Taxes" means all taxes imposed by any Governmental Authority, including (without limitation) income, profits, real property, personal property, goods and services, gross receipts or occupancy, sales, use, transfer, purchase, franchise, stamp, ad valorem, value added, capital stock or surplus, occupation, excise, payroll, unemployment, disability, employees' income withholding, social security or withholding taxes.

     (www)     "Term" shall mean the initial term provided for in
               section 8.01, any subsequent extension term provided for in section 8.02(a) and any extension of the Term contemplated in section 8.02(c).

     (xxx) "Termination Test Effective Date" means at any time following the earlier of: (i) the Termination Test Period immediately following the Fiscal Year in which the Hotel achieves the Performance Test for the first time, and (ii) the sixth full Fiscal Year (disregarding the initial Fiscal Year of less than 12 calendar months) after the Opening Date.

     (yyy)     "Termination Test Period" has the meaning set out in
          section 20.05(a).

     (zzz) "Total Hotel Costs" means, without duplication, the total costs incurred by Owner in connection with (i) the acquisition of the portion of the Land allocated to the Hotel in a manner to be agreed upon by Owner and Operator,
          (ii) the development and construction of (A) the Hotel, and
          (B) the portion of the Project Equipment and Systems allocated to the Hotel in a manner to be agreed upon by Owner and Operator, (iii) the payment of the pre-opening costs and expenses relating to the Hotel, and (iv) the interest charges relating to the construction financing for the Hotel. Total Hotel Costs shall exclude, however, the principal, interest, financing charges, fees, costs and expenses relating to the permanent financing for the Hotel. Total Hotel Costs shall be calculated as at the Opening Date in a manner to be agreed upon by Owner and Operator.

     (aaaa)    "Trademarks" has the meaning set out in the Hotel
          License Agreement.

     (bbbb) "Uniform System of Accounts" means the current edition of the Uniform System of Accounts for Hotels (being the Eighth Revised Edition on the date of this Agreement) of the Hotel Association of New York City, Inc., as adopted by the American Hotel Association of the United States and Canada.

     (cccc) "United States Dollar Equivalent" means, in respect of any payment in any currency (other than United States Dollars) and any business day, an amount equal to the amount of United States Dollars that can be purchased with the amount of such payment in such currency based on the United States Dollar Exchange Rate.

     (dddd) "United States Dollar Exchange Rate" means, in respect of any business day, the rate of exchange for the conversion of any currency to United States Dollars as determined by using the official closing selling rate for such currency as quoted by Citibank, N.A. (New York) on such business day.

     (eeee) "U.S. Dollars" or $" means the lawful currency of the United States.

     (ffff) "Waste Materials" means any materials, substances and wastes which are or become regulated or classified as hazardous or toxic under any Applicable Law.

     (gggg) "Working Capital Reserve" means, in respect of any Fiscal Year, an amount required for the uninterrupted and efficient operation of the Hotel designated in the Annual Plan then applicable.

     (hhhh) "World Class Luxury Hotel" means a world class luxury hotel as understood in the hotel industry having the development, construction, operating, service and maintenance standards at least equal to other hotels or resorts which may at any time be managed by Operator or any of its Affiliates under the name "Four Seasons" worldwide; provided that for purposes of this Agreement, the physical structure of the Hotel at the standard of its original construction shall be deemed to be that of a World Class Luxury Hotel.

                        SCHEDULE "B"

                    DESCRIPTION OF LAND

LEGAL DESCRIPTION PROJECT "Y" NORTH PARCEL (HACIENDA AVE
TO DIABLO DRIVE)

A PORTION OF THE SOURTHEAST QUARTER (SE 1/4) SECTION 29,
TOWNSHOP 21 SOUTH, RANCH 61 EAST, M.D.B.& M. CLARK COUNTY
NEVADA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF THE NORTHEAST
QUARTER (NE 1/4) OF THE SOUTHEAST QUARTER (SE 1/4) SECTION 29 (E 1/4 CORNER SECTION 29) THENCE NORTH 89 DEGREES 45'06" WEST ALONG THE NORTHERLY LINE OF THE SOUTHEAST QUARTER
(SE 1/4) OF SAID SECTION 29 A DISTANCE OF 150.01 FEET TO A POINT ON THE WESTERLY RIGHT OF WAY LINE OF LAS VEGAS BLVD. SOUTH, SAID POINT ALSO BEING THE POINT OF BEGINNING. THENCE CONTINUING NORTH 89 DEGREES 45'06" WEST ALONG THE
NORTHERLY LINE OF THE SOUTHEAST QUARTER (SE 1/4) OF SAID
SECTION 29 A DISTANCE OF 2052.37 FEET TO A POINT ON THE EASTERLY RIGHT-OF-WAY LINE OF INTERSTATE 15; THENCE SOUTH
00 DEGREES 09'44" WEST ALONG THE EAST RIGHT OF WAY LINE OF INTERSTATE 15 1362.30 FEET; THENCE SOUTH 89 DEGREES 18'49" EAST ALONG THE SOUTHERLY LINE OF THE NORTH HALF (N 1/2) OF THE SOUTHEAST QUARTER (SE 1/4) SECTION 29 A DISTANCE OF 2064.28 FEET TO A POINT ON THE WESTERLY RIGHT OF WAY LINE
OF LAS VEGAS BLVD. SOUTH. THENCE NORTH 00 DEGREES 19'48" WEST ALONG SAID WESTERLY RIGHT-OF-WAY LINE OF LAS VEGAS BLVD. SOUTH 1378.15 FEET TO THE POINT OF BEGINNING.

THIS PARCEL CONTAINS 64.74 ACRES, MORE OR LESS.


                        SCHEDULE "C"


                     INSURANCE COVERAGE



1.   Insurance which shall comply with all applicable Workers'
     Compensation & Occupational Disease Laws and which shall cover all employees of Owner engaged in operations which fall within the scope of this Agreement.

2. Employers' Liability insurance with a limit of not less than $1,000,000 per occurrence.

3. Comprehensive General Liability insurance, to a minimum limit of $1,000,000 inclusive limit per occurrence for Bodily Injury, and/or Personal Injury and/or Property Damage combined. Such policies shall not be subject to a general aggregate, and shall include:

       (i) Cross-Liability and/or Severability of Interests provisions;

      (ii) Products and/or Completed Operations Liability (subject to aggregate if applicable);

     (iii)     Blanket Contractual Liability;

      (iv)     Owners and Contractors Protective Liability;

       (v) Bodily Injury arising out of incidental professional liability and incidental medical malpractice insurance;

      (vi) Liability arising out of the service of alcoholic beverages;

     (vii) Liability arising out of those hazards known as the "X.C.U." hazards;

         (viii)   Advertising Injury Liability;

      (ix)     Worldwide jurisdiction;

       (x)     U.S. and Canadian domiciled companies;

4. Non-owned Automobile Liability to a minimum limit of $1,000,000 any one loss, bodily injury and/or property damage liability combined.

5. Legal liability for bodily injury and property damage arising out of the operations and/or storage of customers' automobiles to a minimum limit of $1,000,000 combined per occurrence, including legal liability for damage to customers' automobiles, for a minimum amount of $100,000 per occurrence.

6. If any vehicles be owned and/or leased by or for the Hotel, Automobile Insurance for Third Party Liability to a minimum combined single limit of $1,000,000 Collision and Comprehensive coverages.

7. Innkeepers Legal Liability insurance with policy limit(s) at least sufficient to insure the liability imposed by statute, for the safekeeping of property of guests, and including persons occupying accommodations under lease agreements.

8. Umbrella Liability in excess of the liability coverages set forth in sections 2, 3, 4, 5, 6 and 7, with limits not less than $249,000,000 per occurrence or in the aggregate. Such insurance shall also be extended to insure:

       (i)     Non-owned Aircraft and Non-owned Watercraft
               Liability.

9. If aircraft and/or watercraft shall be owned and/or operated by or for the Hotel, then liability insurance shall be arranged for each to a minimum limit of $1,000,000 and section 8 shall also apply in excess of such insurance.

     Such aircraft and/or watercraft shall also be insured for physical damage loss (if owned), or legal liability for physical damage (if rented or leased).

10. Employee Dishonesty insurance to a minimum limit of $3,000,000 per occurrence.

11. Broad Form Money and Securities insurance, including counterfeit paper currencies coverage, with minimum limits of $500,000.

12. All Risks Property of Every Description (including accounts receivable and valuable papers insurance) (including to the extent reasonably available, flood and earthquake) insurance with any co-insurance clause deleted, providing:

       (i) full replacement cost and consequential loss coverage on the building and structures, furniture, fixtures, equipment and supplies. Such coverage shall be for the full replacement cost of the property insured;

      (ii) combined business interruption (profits form) and extra expense coverage including continuing charges, expenses and payroll plus a 30-month period of indemnity including an amount sufficient to pay the Operator equal to what Operator might reasonably be expected to receive in the form of fees and charges if the Hotel had earned the amounts described in the Annual Plan.

13. Comprehensive Boiler and Machinery insurance on a repair and replacement basis. All objects shall be covered on a blanket basis to a minimum limit of $50,000,000. Coverage shall include use and occupancy (profits form) and extra expense.

14. Hotel Safe Deposit Box Legal Liability insurance on property deposited by guests with limits sufficient to cover loss of property valued in excess of statutory limits but accepted for deposit.

15. All risks Bailee's Customer insurance including burglary and theft with limits sufficient to cover the exposure to loss from operation of laundry, cleaning, tailoring and check room facilities with limits sufficient to cover the exposure to loss.



                        SCHEDULE "D"


             OPERATING POLICIES AND PROCEDURES




                       Not Included.



                        SCHEDULE "E"


             MAP OF LAS VEGAS METROPOLITAN AREA





                       Not Included.